UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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HCP, Inc.
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 HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806

March 15, 2013

Dear Stockholder,

You are cordially invited to attend HCP, Inc.'s 2013 annual meeting of stockholders (the "Annual Meeting"), which will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California 90815 on Thursday, April 25, 2013, at 9:30 a.m., Pacific Time.

As part of our commitment to sustainability, we are pleased to furnish proxy materials to stockholders primarily via the Internet. On or about March 15, 2013, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access the proxy materials and submit a proxy via the Internet. The Notice of Internet Availability also contains instructions on how to receive paper copies of the proxy materials free of charge. In addition, we participate in the SEC's "householding" process, whereby single copies of the proxy materials are provided to multiple stockholders sharing the same address.

Please refer to the attached Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information about the Annual Meeting and each of the proposals to be presented for a vote. For most items, including the election of directors, your shares will not be voted if you do not submit your proxy or voting instructions via the Internet, by telephone (if available), or by returning a proxy or voting instruction card.

Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible. Thank you.

Sincerely,
James W. Mercer Executive Vice President, General Counsel and Corporate Secretary

Long Beach, California

HCP, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:30 a.m., Pacific Time on Thursday, April 25, 2013
Location	Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California 90815
Record Date	March 1, 2013

ANNUAL MEETING AGENDA AND VOTING

Proposal		Recommendation of the Board

1.	Election of the eight director nominees named in this Proxy Statement	FOR EACH DIRECTOR NOMINEE
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013	FOR
3.	Advisory vote to approve executive compensation	FOR
4.	Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

How to Vote	• Please submit your proxy or voting instructions as soon as possible to instruct how your shares are voted at the Annual Meeting, even if you plan to attend.
• You may submit your proxy or voting instructions via the Internet, by telephone (if available), in person, or, if you received a printed version of these proxy materials, by mail.

•

If you hold your shares through a broker, your broker will NOT be able to vote your shares with respect to the election of directors or the advisory vote to approve executive compensation unless you have submitted voting instructions to your broker. We strongly encourage you to submit your voting instructions.

• See "Additional Information About the Annual Meeting" on page 44 of this Proxy Statement for more information.

ATTENDING THE ANNUAL MEETING IN PERSON

The Annual Meeting will begin promptly at 9:30 a.m., Pacific Time.

If you submit a proxy or voting instructions, your shares will be voted at the Annual Meeting even if you are not able to attend. If you submit a proxy or voting instructions and decide later to attend and vote in person, your previously submitted proxy or voting instructions will not be used.

If you hold your shares through a bank, broker or other nominee, you may vote your shares at the Annual Meeting only if you obtain and present at the Annual Meeting a "legal proxy" from your bank, broker or nominee that gives you the right to vote the shares.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available on the Internet at http://materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Director Nominees

			Indepen-	Director	Committee Memberships
Name	Age	Occupation	dent	Since	AC	CC	NCGC
James F. Flaherty III	55	Chairman and CEO of HCP, Inc.		2002
Christine N. Garvey	67	Former Global Head of Corporate Real Estate Services at Deutsche Bank AG	✓	2007	C
David B. Henry	64	President and CEO of Kimco Realty Corporation	✓	2004		C	✓
Lauralee E. Martin	62	Chief Executive Officer, Americas and Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated	✓	2008	✓	✓
Michael D. McKee*	67	CEO of Bentall Kennedy U.S., L.P.	✓	1989			C
Peter L. Rhein	71	General Partner of Sarlot and Rhein	✓	1985	✓	✓
Kenneth B. Roath	77	Chairman Emeritus of HCP, Inc.	✓	1986
Joseph P. Sullivan	70	Chairman Emeritus of the Board of Advisors of RAND Health	✓	2004			✓
  *
  Lead Director
  C
  Committee Chair
  AC
  Audit Committee
  CC
  Compensation Committee
  NCGC
  Nominating and Corporate Governance Committee

Company Performance During 2012

We continued to deliver strong corporate performance in 2012, both in the performance of our investment portfolio and in other important corporate objectives, including balance sheet management, operating efficiency and sustainability. In 2012, we:

  •
  Achieved one-year total shareholder return of 14.2% and three-year total shareholder return of 20.0%;

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  Realized strong investment portfolio performance with a same property increase of 4.2%;

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  Increased the 2013 dividend by 5.0% in January of this year—our largest dividend increase in over ten years;

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  Continued to be the only REIT in the S&P 500 Dividend Aristocrats Index (which recognizes S&P 500 companies that have increased their dividend for at least 25 consecutive years);

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  Completed $2.5 billion of accretive investments across each of our five property types within our 5×5 business model;

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  Repriced our $1.5 billion line of credit realizing a 55 basis point reduction in borrowing costs, and extended the maturity until 2016;

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  Achieved upgraded credit ratings of Baa1/BBB+/BBB+, which represent our highest ratings in the past decade;

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  Operated efficiently, resulting in general and administrative costs as a percentage of total assets at year end of 0.36%, representing the lowest amount in our history;

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  Continued our commitment to sustainability, resulting in:

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  Numerous awards and recognitions, including NAREIT's 2012 Healthcare Leader in the Light Award (1st overall), Global Real Estate Sustainability Benchmark Survey's Healthcare and Hotels Sector Leader (1st overall) and named to the FTSE4Good Index Series (including its US 100 Index) for meeting globally recognized corporate responsibility standards;

  •
  35 ENERGY STAR labels in 2012 (total 93) and the leader in the Medical Office Building category; and

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  A decrease in utility expenses of $1.3 million on a same-property basis in 2012 versus 2011 for the Medical Office Building portfolio.

Executive Compensation Highlights

  •
  A substantial portion of compensation for our executives is awarded in the form of performance-based compensation, such as annual bonuses and long-term equity incentives that vest only if certain performance goals are achieved.

  •
  For 2012, the Compensation Committee of our Board of Directors (the "Compensation Committee") approved executive compensation arrangements for Mr. Flaherty, our Chairman, Chief Executive Officer and President, that resulted in approximately 93% of his total direct compensation contingent on the achievement of specific performance goals and/or having a value that is derived from our stock price, with his base salary constituting the balance of his 2012 total direct compensation. The grant date fair value of Mr. Flaherty's long-term equity incentive awards for 2012 constituted approximately 76% of his total direct compensation for 2012. Based on public information available at the time of grant of the awards, this percentage is substantially greater than the median level for similar positions at peer companies.

  •
  The annual equity grants to our executive officers in January 2012 consisted primarily of performance-based restricted stock unit awards. The Compensation Committee established target thresholds in January 2012 based upon a forecast of HCP's funds from operations per share ("FFO Per Share") for the year ended 2012. Upon achievement of such thresholds, these awards were eligible to commence vesting in January 2013 subject to a four-year vesting schedule. This vesting schedule also provides a retention incentive for our executive officers.

  •
  The balance of each executive's 2012 annual equity award consists of stock options that have value only to the extent that our stock price increases following the grant date.

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  For 2012, as in prior years, the award of annual bonuses to the executive officers participating in our executive bonus program was determined based in part on our FFO Per Share relative to target thresholds established by the Compensation Committee at the beginning of the fiscal year.

  •
  To promote alignment of management and stockholders' interests, our Chairman and Chief Executive Officer is required under HCP's stock ownership program to own securities with a value equal to at least six times his base salary and each other executive officer at the level of executive vice president or higher is required to own securities with a value equal to at least three times his or her base salary. In addition, our executive officers are prohibited from entering into short sales of our common stock, trading in "puts" and "calls" or other derivative securities that relate to our common stock, and engaging in hedging or monetization transactions that are designed to hedge or offset any decrease in the market value of HCP securities.

  •
  Consistent with good corporate practices, the Compensation Committee has adopted a Policy Regarding the Recoupment of Certain Compensation Payments, commonly referred to as a "clawback policy," which is retroactive to prior years and further described below.

  •
  The Compensation Committee retains and, in setting HCP's executive compensation policies, regularly seeks the advice of an independent compensation consultant.

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2013 annual meeting of stockholders (the "Annual Meeting") and any adjournment or postponement thereof. These proxy materials are first being made available to our stockholders on March 15, 2013.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to our Charter and Bylaws, our Board has set the number of authorized directors on our Board at eight and has nominated eight directors for election at the Annual Meeting. Each of the eight directors elected at the Annual Meeting will serve until the 2014 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Election

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated James F. Flaherty III, Christine N. Garvey, David B. Henry, Lauralee E. Martin, Michael D. McKee, Peter L. Rhein, Kenneth B. Roath and Joseph P. Sullivan for election to the Board. All of our director nominees are currently directors of HCP and were previously elected to serve on the Board by our stockholders.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unavailable for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of your proxy or for the balance of the nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board.

Biographical information about each of the Board's director nominees is included below under "Directors and Executive Officers."

Voting Standard

A director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee must exceed the number of votes cast AGAINST the nominee).

If a director nominee is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." Under our Bylaws, a director who fails to be elected must tender his or her resignation to our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to our Board on whether to accept the resignation or whether other action should be taken. Our Board will act on the committee's recommendation and publicly disclose its decision, along with its rationale, within 90 days of certification of the election results.

Board Recommendation

Our Board of Directors recommends that you vote FOR each of the eight director nominees.

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors

Following is a brief biographical description of each of our nominees for election as a director, including the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of our Board of Directors.

James F. Flaherty III, 55, has been Chairman of our Board of Directors since May 2005, our Chief Executive Officer since May 2003, and our President and a member of our Board since joining us in October 2002. Prior to joining HCP, he served at Merrill Lynch & Co. for 19 years in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch's Global Healthcare Group. Mr. Flaherty is a member of the Board of Trustees of the University of Notre Dame and the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). He also previously served on the Board of Directors of Quest Diagnostics Incorporated. Mr. Flaherty brings to our Board an intimate knowledge of HCP's day-to-day operations, which gives him a detailed understanding of HCP's business strategy and operations that is invaluable to the Board. In addition, his prior investment banking and finance experience, particularly in the healthcare industry as head of Merrill Lynch's Global Healthcare Group, provides particular expertise to our Board as it considers HCP's investment opportunities and capital needs.

Christine N. Garvey, 67, has served on our Board of Directors since 2007. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has served as a member of the Board of Directors of ProLogis, Inc. (NYSE:PLD), a real estate investment trust ("REIT"), since June 2011, and was a member of the Board of Trustees and the Board of Directors, respectively, of its predecessors, ProLogis (since September 2005) and Catellus Development Corporation (since 1995). She is also a member of the Board of Directors of UnionBanCal Corporation, MPG Office Trust (NYSE:MPG), an office building REIT, and Toll Brothers, Inc. (NYSE:TOL) and served on the Board of Directors of Hilton Hotels Corporation through October 2007. Ms. Garvey brings to our Board extensive operational expertise from her more than 25 years of real estate management experience and a valuable perspective gained through her experience serving as a director and audit committee member of other NYSE-listed companies.

David B. Henry, 64, has served on our Board of Directors since 2004. He has been Chief Executive Officer of Kimco Realty Corporation (NYSE:KIM), a REIT ("Kimco"), since December 2009 and President of Kimco since November 2008. Mr. Henry joined Kimco in 2001 as Vice Chairman and Chief Investment Officer after 23 years at GE, where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. At GE, he was responsible for helping to manage real estate investments totaling more than $20 billion in 11 countries worldwide. Mr. Henry is a director of Fairfield County Bank, a $1.6 billion community bank in Ridgefield, Connecticut. He also serves as a Trustee and is a past Chairman of the International Council of Shopping Centers (ICSC), and is a member of the Real Estate Roundtable. Additionally, Mr. Henry serves as a member of the Executive Board of NAREIT. Mr. Henry's extensive real estate investment experience, gained from his management of real estate investments for significant public companies for a period of more than 30 years, brings to our Board a comprehensive understanding of the REIT industry.

Lauralee E. Martin, 62, has served on our Board of Directors since 2008. She has been the Chief Executive Officer, Americas of Jones Lang LaSalle Incorporated (NYSE:JLL), one of the world's leading real estate services and money management firms, since January 2013. She has been the Executive Vice President and Chief Financial Officer of Jones Lang LaSalle since January 2002. In January 2005 she was appointed to the additional position of Chief Operating Officer. She has also served on its Board of Directors since 2005. Ms. Martin joined Jones Lang LaSalle after 15 years with Heller Financial, Inc. where she was Executive Vice President, Chief Financial Officer and President of the Real Estate Finance Division. Ms. Martin serves on the Board of Kaiser Aluminum Corporation (NYSE:KALU), a leading producer of aluminum products, and previously served as a director of KeyCorp (NYSE:KEY), one of the nation's largest bank based financial services companies, from 2003 through 2010 and of Gables Residential Trust, a real estate investment trust, from 1994 through 2005. Ms. Martin's experience in key operational and finance roles at Jones Lang LaSalle and Heller Financial, Inc. over more than 20 years provides our Board with significant operational and financial expertise with specific application to the real estate industry.

Michael D. McKee, 67, has served on our Board of Directors since 1989. He has been Chief Executive Officer of Bentall Kennedy U.S., L.P. ("Bentall Kennedy"), one of the largest privately-owned real estate investment advisory firms in North America, since February 2010. Mr. McKee retired in September 2008 as the Chief Executive Officer and Vice Chairman of the Board of Directors of The Irvine Company, a privately-held real estate development and investment company, where he had been an executive officer since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is the Chairman of the Board of Directors of Realty Income Corporation (NYSE:O), a REIT, and serves on the Board of Directors of First American Financial Corporation (NYSE:FAF), a title insurance and financial services company, and of the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities Inc. and Oasis Residential, Inc. Mr. McKee's real estate experience with Bentall Kennedy and The Irvine Company as well as his legal background bring to our Board the perspective of a business leader who has evaluated operational and business issues similar to those facing HCP.

Peter L. Rhein, 71, has served on our Board of Directors since 1985. He has been a general partner of Sarlot and Rhein, a real estate investment partnership, since 1967 and member of the Management Committee of BBC Properties, LLC, a real estate investment and development company, since October 2001. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1985 to 2008, Mr. Rhein chaired the Audit Committee of HCP. From 1993 to 1998, Mr. Rhein was a director and chaired the Audit Committee of Oasis Residential, Inc., a NYSE REIT. Since 2004, Mr. Rhein has served as a director of Cohen & Steers, Inc. (NYSE:CNS), one of the nation's largest managers of real estate mutual funds. He also serves as a member of the Board of Visitors, Claremont Graduate University, School of Politics and Economics. He is a certified public accountant and his extensive real estate investment and development experience over the past 40 years provides our Board with valuable insights regarding the commercial real estate market. This experience, combined with his long-time board and audit committee service with HCP, gives Mr. Rhein a detailed understanding of HCP and makes him a valuable resource to our Board.

Kenneth B. Roath, 77, has been our Chairman Emeritus since May 2005, Chairman of our Board of Directors since 1988 and a member of the Board since 1986. Mr. Roath joined HCP at its inception in March 1985, and prior to it becoming a public company, served as President and Chief Operating Officer. From 1988 until May 2003, he was our Chief Executive Officer. Mr. Roath has served on the boards of Arden Realty, Inc., Franchise Finance Corporation of America and Spirit Finance Corporation and is a former Chairman of NAREIT. Mr. Roath's tenure and leadership experience with HCP since its inception brings to the Board a unique perspective with respect to HCP's business strategy and operations.

Joseph P. Sullivan, 70, has served on our Board of Directors since 2004. He is Chairman Emeritus of the Board of Advisors of RAND Health and past Chairman of the Board of Advisors of the UCLA Medical Center. From March 2000 through March 2003, he served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a healthcare clinical trials and consulting organization. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc. from 1993 until HCP's acquisition of American Health Properties in 1999. He is a director of MPG Office Trust, Inc. (NYSE:MPG), an office building REIT, and CIGNA Corporation (NYSE:CI), a global health service company. Mr. Sullivan served as a director of Covenant Care, Inc., a provider of long term care services, from 2000 until 2006, and of Amylin Pharmaceuticals, Inc. (NASDAQ:AMLN), a biopharmaceutical company, from 2003 until 2012. He also has 20 years of investment banking experience with Goldman Sachs. Mr. Sullivan's executive experience with American Health Properties, Inc., combined with his extensive background in investment banking and the healthcare industry, provides our Board with significant expertise relevant to HCP's business.

Our Executive Officers

The following sets forth biographical information regarding our executive officers, other than Mr. Flaherty, whose biographical information is set forth above.

Jonathan M. Bergschneider, 38, is Executive Vice President—Life Science Estates. He served as our Senior Vice President—Life Science Estates from January 2008 to May 2011. Mr. Bergschneider joined HCP in 2007 as Vice President in conjunction with our acquisition of Slough Estates (USA). He was previously employed by Slough Estates from 2000 to 2007 during the creation and build-out of that company's life science portfolio.

Paul F. Gallagher, 52, became our Executive Vice President—Chief Investment Officer in May 2006 after joining HCP as Executive Vice President—Portfolio Strategy in October 2003. From 1988 until he joined HCP, Mr. Gallagher was employed by GE Capital Real Estate in various positions, including as Managing Director of its Strategic Ventures department.

Edward J. Henning, 60, is Executive Vice President. He served as our Executive Vice President, General Counsel and Corporate Secretary from January 2007 to May 2010, and as our Chief Administrative Officer from January 2008 to May 2010. From 1995 until January 2007, Mr. Henning served as our Senior Vice President, General Counsel and Corporate Secretary. He joined us in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Previously, Mr. Henning was Vice President and Legal Counsel at Weyerhaeuser Mortgage Company from 1992 to 1994. Prior to that, he was in private practice at Latham & Watkins.

Thomas D. Kirby, 66, became our Executive Vice President—Acquisitions and Valuations in January 2009. He previously served as our Senior Vice President—Acquisitions and Valuations since February 2006. Prior to that time, Mr. Kirby served as Vice President—Acquisitions and Valuations of HCP since November 1998. He joined HCP after 20 years with Valuation Counselors, Inc., a national healthcare valuation firm.

Thomas M. Klaritch, 55, is Executive Vice President—Medical Office Properties. From October 2003 through April 2008, he served as our Senior Vice President—Medical Office Properties. Prior to that, he was a founding member and Chief Financial Officer of MedCap Properties LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field. HCP acquired MedCap Properties LLC in October 2003. Mr. Klaritch is a certified public accountant.

James W. Mercer, 68, became our Executive Vice President, General Counsel and Corporate Secretary in July 2011. He was previously Of Counsel at Bryan Cave LLP for five years. Mr. Mercer has over 40 years of experience serving in both legal counsel and senior management capacities, including 15 years as a Partner at Hennigan, Mercer & Bennett and five years as Special Counsel at WebMD Corporation.

Timothy M. Schoen, 45, became our Executive Vice President and Chief Financial Officer in May 2011. He was previously our Executive Vice President—Life Science and Investment Management since January 2009 and prior to that time was our Senior Vice President—Investment Management since January 2007 and our Vice President—Acquisitions/Dispositions from April 2006 to January 2007. From 1997 until he joined HCP, Mr. Schoen was employed by Kilroy Realty Corporation (NYSE: KRC), a REIT that owns, develops and operates office and industrial buildings, and served as its Vice President, Corporate Finance.

Susan M. Tate, 52, is Executive Vice President—Post-Acute and Hospitals. From January 2009 through February 2012, she served as our Executive Vice President—Asset Management and Senior Housing, and from February 2007 through January 2009 she served as our Senior Vice President—Asset Management. Prior to joining us, Ms. Tate spent 19 years at JPMorgan and its predecessor institutions in both healthcare and real estate lending positions, including as Vice President, Real Estate Corporate Banking.

Kendall K. Young, 52, is Executive Vice President—Senior Housing. From September 2010 through February 2012, he served as Executive Vice President. Prior to joining us, from May 2007 to September 2010, he was a Managing Director at Strategic Value Partners in Greenwich, Connecticut. In his position as Global Head of Asset Management, Mr. Young was responsible for managing all aspects of a large commercial property portfolio. Before that, he held Managing Director positions with Merrill Lynch and GE Capital Real Estate, where he originated transactions and managed large U.S. and international portfolios of real estate equity and debt investments.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Independence

Our Board of Directors has affirmatively determined that each of Mses. Garvey and Martin and Messrs. Henry, McKee, Rhein, Roath and Sullivan is independent within the meaning of the rules of the New York Stock Exchange (the "NYSE"). We refer to these directors in this Proxy Statement as the "Independent Directors."

Board Leadership Structure

Our Board of Directors believes it is important to select our Chairman and our Chief Executive Officer in the manner it considers in the best interests of HCP at any given point in time. The members of our Board possess considerable business experience and in-depth knowledge of the issues HCP faces, and are therefore in the best position to evaluate HCP's needs and how best to organize HCP's leadership structure to meet those needs. Our Board, through the Nominating and Corporate Governance Committee, assesses the role of Chairman and Chief Executive Officer annually to ensure that the most efficient and appropriate structure is in place. As a result of our most recent leadership review, our Board believes that the most effective leadership structure for HCP at this time is for Mr. Flaherty to continue to serve as both our Chairman and Chief Executive Officer. Mr. Flaherty's combined role as Chairman and Chief Executive Officer demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and Chief Executive Officer role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans.

The combined Chairman and Chief Executive Officer role is both counterbalanced and enhanced by the independence of the Board, the independent leadership provided by our Lead Director and independent committee chairs and the governance policies and practices in place at HCP. Our Lead Director, currently Mr. McKee, is selected by our Independent Directors to promote the independence of the Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors. The Lead Director presides at all executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Director or any of our other Independent Directors. In 2012, our Independent Directors met four times in executive session. Our Lead Director sets the agenda for these executive sessions and discusses issues that arise from those meetings with our Chairman. Our Lead Director also advises the Chairman regarding Board meeting agendas and may request inclusion of additional agenda items for meetings of the Board.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates pursuant to a written charter, current copies of which are posted on our website at www.hcpi.com under Investor Relations—Corporate Governance—Committee Charters. Our Board dissolved its standing Finance Committee on April 26, 2012.

The following table identifies the current members of each of the standing Board committees and the number of meetings each committee held in 2012. Messrs. Flaherty and Roath are not members of any of our standing Board committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Christine N. Garvey	Chair
David B. Henry		Chair	✓
Lauralee E. Martin	✓	✓
Michael D. McKee			Chair
Peter L. Rhein	✓	✓
Joseph P. Sullivan			✓
Number of Committee Meetings Held in 2012	5	6	2

Our Board has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent within the meaning of applicable NYSE rules, and that each member of the Audit Committee is independent within the meaning of applicable SEC rules.

Audit Committee.    The primary purpose of our Audit Committee is to assist the Board with its oversight responsibilities regarding (i) the integrity of HCP's financial statements and internal controls over financial reporting; (ii) HCP's compliance with legal and regulatory requirements; (iii) the qualifications and independence of HCP's independent registered public accounting firm; (iv) the performance of HCP's internal audit function and independent registered public accounting firm; and (v) risk management. In addition, our Audit Committee is responsible for the Audit Committee Report included in this Proxy Statement under the heading "Audit Committee Report."

Our Audit Committee meets with members of our independent registered public accounting firm at least four times a year. To ensure independence of the audit, our Audit Committee consults separately and jointly with members of the independent registered public accounting firm and management.

Our Board has determined that each of Ms. Martin and Mr. Rhein is an audit committee financial expert within the meaning of applicable SEC rules and has accounting or related financial management expertise, and that all members of the Audit Committee are financially literate as required by NYSE rules.

Compensation Committee.    Our Compensation Committee's responsibilities include (i) evaluating and approving HCP's compensation plans, policies and programs; (ii) reviewing HCP's compensation philosophy; (iii) reviewing and approving HCP's corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and determining and approving the Chief Executive Officer's compensation based on such evaluation; (iv) reviewing and approving, annually, the compensation levels for any executive vice president and other Section 16 officers of HCP; (v) reviewing and approving any employment agreements, executive retirement plans and severance arrangements for senior vice presidents and above; (vi) managing and reviewing HCP's bonus, long-term incentive compensation, stock option, employee pension and deferred compensation plans; (vii) reviewing and approving HCP's policies concerning perquisite benefits; (viii) determining HCP's policy with respect to change of control payments; and (ix) managing and reviewing HCP's director and officer indemnification matters.

Our Compensation Committee also reviews and recommends to our Board the compensation paid to Independent Directors. Our Board is responsible for approving any changes to the compensation for our Independent Directors.

Our Compensation Committee may delegate to subcommittees such authority as it deems appropriate, except for authority to approve compensation levels and award grants for specified officers and the authority the committee is required to exercise by applicable law or regulation. The committee has delegated to the Stock Award Subcommittee the authority to make restricted stock grants to vice presidents and more junior employees of up to an annual aggregate limit of 75,000 shares of our common stock. Mr. Flaherty is currently the sole member of the Stock Award Subcommittee. The Compensation Committee has no current intention to delegate any other of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined under "Executive Compensation—Compensation Discussion and Analysis"), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Our Compensation Committee is authorized to retain independent counsel, compensation and benefits consultants and other outside experts or advisors to carry out its duties. Since November 2008, the committee has retained the firm of FPL Associates, L.P. ("FPL Associates") as its compensation consultant. For 2012, FPL Associates advised the committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay) and setting compensation levels. FPL Associates also reviewed comparable equity REITs for 2012 and assisted the committee with obtaining and evaluating current executive compensation data for these companies. The Compensation Committee made its 2012 compensation decisions, including decisions with respect to the Named Executive Officers' compensation, after consulting with FPL Associates. FPL Associates reports directly to the Compensation Committee and works with management only on matters for which the committee is responsible. During 2012, FPL Associates did not perform work for HCP other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of FPL Associates and concluded that its engagement of FPL Associates does not raise any conflict of interest with HCP or any of its directors or executive officers.

Nominating and Corporate Governance Committee.    Pursuant to its charter, the Nominating and Corporate Governance Committee's responsibilities include: (i) identifying qualified candidates to become Board members; (ii) recommending to our Board director nominees for election by the stockholders; (iii) selecting candidates to fill any vacancies on our Board; (iv) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to HCP and our Board; and (v) overseeing the evaluation of the Board. For additional information about the selection of director nominees, see the section below entitled "Director Selection Process."

Board and Stockholder Meeting Attendance

Our policy is that directors should make every effort to attend all meetings of the Board and the annual meeting of stockholders, as well as the meetings of committees of which they are members. During 2012, our Board of Directors held 10 meetings. Each of our directors attended at least 75% of the meetings of the Board and each of its committees on which he or she served during 2012. All but one of our Board members attended the 2012 annual meeting of stockholders.

Director Selection Process

Identifying and Evaluating Director Nominee Candidates.    Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended as a candidate for election to the Board. Rather, the committee considers a number of factors when reviewing potential nominees for the Board, including: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in our industry; (iv) experience with relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) the ability and willingness to commit adequate time to our Board and its committee matters; (vii) the fit of the individual's skills with those of the other members (and potential members) of our Board in building a board that is effective, collegial and responsive to HCP's needs; (viii) academic expertise in an area of HCP's operations; and (ix) practical and mature business judgment. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the committee strives to create diversity in perspective, background and experience in the Board as a whole when identifying and selecting nominees for the Board. On an annual basis, as part of the Board's self-evaluation, the Board assesses whether the mix of Board members is appropriate.

In identifying and selecting potential director nominees, the Nominating and Corporate Governance Committee will consider candidates recommended by various sources, including any member of the Board, any stockholder or senior management. The committee may also hire a search firm. All potential director nominees will be initially reviewed by the Chairman of the committee, or in the Chairman's absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination as to the qualifications and fit of such candidates based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the Chairman and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate. Other Board members may also interview a prospective candidate. The committee will provide progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board then determines which candidates are nominated or elected to fill a vacancy.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee will consider candidates properly recommended by stockholders in the same manner as recommendations received from other sources. Stockholder recommendations must be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee, c/o HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, together with the proposed candidate's name, address, age, appropriate biographical information, descriptions of the candidate's qualifications and the relationship, if any, to the stockholder, together with any other information about the stockholder and the candidate that would otherwise be required pursuant to our Bylaws if the stockholder was nominating the candidate for election to the Board at an annual meeting of stockholders. Stockholders who are recommending candidates for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of the meeting.

Stockholder Nominations.    In addition, our Bylaws permit stockholders to nominate director candidates for election to the Board at an annual meeting of stockholders. For a description of the process for nominating directors in accordance with our Bylaws, see "Other Matters—2014 Stockholder Proposals."

Risk Oversight

Our Board believes that effective risk management involves our entire corporate governance framework to ensure that risks are identified, monitored and addressed to limit exposures that could prevent HCP from meeting its business objectives. Management is responsible for identifying the material risks facing HCP, implementing appropriate risk management strategies that are responsive to HCP's risk profile, integrating consideration of risk and risk management into HCP's decision making process, and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board and its appropriate committees. Our Board, primarily through the work of our Audit and Compensation Committees, provides Board level oversight of these risk management activities.

Consistent with NYSE rules, the Audit Committee provides oversight at the Board level with respect to risk assessment and risk management, including the integrity of HCP's financial statements and internal control over financial reporting, as well as the performance of HCP's internal audit function. The Board and Audit Committee are responsible for reviewing and discussing with management any significant risks or exposures faced by HCP, the steps management has taken to identify, mitigate, monitor or control such risks or exposures, and HCP's underlying policies with respect to risk assessment and risk management. Between January 2009 and January 2012, the Finance Committee shared a portion of the responsibility for overseeing HCP's enterprise risk management activities, although the Audit Committee retained the primary responsibility for reviewing and discussing HCP's risk management activities during this period. In addition, the Compensation Committee is responsible for overseeing HCP's assessment and management of risks related to compensation and stock option plans, policies and overall philosophy.

Our Board is regularly informed regarding the risk oversight discussions and activities of each of its committees and management. In connection with these risk oversight responsibilities, each committee delivers a report to the Board following each regular committee meeting and provides updates as necessary. In addition, management twice a year reports to the Board regarding our enterprise risk management and periodically provides updates to the Board and its committees.

Our Board leadership structure, discussed in detail under the heading "Board Leadership Structure," supports the Board's risk oversight function by providing unified leadership through a single Chairman and Chief Executive Officer, counterbalanced and enhanced by the independent leadership provided by our Lead Director. As further discussed above, this structure facilitates open discussion and communication among the Independent Directors and serves as an efficient and effective bridge for communication between the Board and management.

Compensation Risk Assessment.    The Compensation Committee has concluded, in establishing and reviewing our executive compensation program, that our executive compensation program does not encourage unnecessary or excessive risk taking. Our executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While our annual bonus plan focuses on achievement of annual goals, executives' annual bonuses are based on multiple company-level and individual performance criteria, and our Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. The Compensation Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific annual goals important to our success.

A substantial portion of compensation provided to our executive officers is in the form of equity awards that further align executives' interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to HCP's stock price and, because grants are subject to long-term vesting schedules and stock ownership guidelines, executives should always have significant value tied to long-term stock price performance. Our current practice is to grant executives a mixture of options and performance restricted stock units, with the performance restricted stock units being subject to the achievement of FFO Per Share targets established by the Compensation Committee as further described under "Executive Compensation—Compensation Discussion and Analysis." The Compensation Committee believes this mixture provides an appropriate balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten HCP's growth and stability (as restricted stock units are exposed to decreases in the price of our common stock).

Clawback Policy.    As described in more detail under "Executive Compensation—Compensation Discussion and Analysis" below, the Compensation Committee has also adopted a clawback policy that enables HCP to require reimbursement or cancellation of any portion of a cash or equity incentive award or payment received by an executive in circumstances where the amount of the payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with a financial reporting requirement under the securities laws.

Policy on Hedging.    Our Board recognizes that hedging against losses in HCP securities may disturb the alignment between the interests of our officers and directors and those of our other stockholders in our performance and prospects, which our stock ownership guidelines are intended to build. For this reason, officers, directors and employees are prohibited from entering into short sales of our common stock, trading in "puts" and "calls" or other derivative securities that relate to our common stock, and hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of HCP securities.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board's actions with respect to, among other things, Board composition, Board meetings, the Board's standing committees, stockholder communications with the Board, expectations for directors, succession planning and self-evaluation. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations—Corporate Governance section of our website at www.hcpi.com.

Code of Business Conduct and Ethics.    Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer and controller. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations—Corporate Governance section of our website at www.hcpi.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted in the Investor Relations—Corporate Governance section of our website at www.hcpi.com.

Stockholder Communications with the Board

Stockholders or other interested parties who wish to contact members of our Board, the Chairman, the Lead Director, any Board committee or our Independent Directors as a group may send written correspondence to the Board of Directors of HCP, Inc. at the mailing address for our executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806. The name of any specific intended Board recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our Lead Director or Independent Directors as a group). Stockholders should provide proof of share ownership with their correspondence. It is also suggested that appropriate contact information be included in all correspondence. All communications will be received and processed by us and then directed to the appropriate member(s) of our Board.

DIRECTOR COMPENSATION—2012

The following table presents information regarding the compensation paid for 2012 to each of our Independent Directors. The compensation paid to Mr. Flaherty is presented in the Executive Compensation disclosures beginning on page 21. Mr. Flaherty is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Christine N. Garvey	105,000		124,080	—	—	—	—	229,080
David B. Henry	95,000		124,080	—	—	—	—	219,080
Lauralee E. Martin	75,000		124,080	—	—	—	—	199,080
Michael D. McKee	105,000		124,080	—	—	—	—	229,080
Peter L. Rhein	75,000		124,080	—	—	—	—	199,080
Kenneth B. Roath(2)	75,000		124,080	—	—	—	—	199,080
Joseph P. Sullivan	86,429	(3)	124,080	—	—	—	—	210,509

(1)
The amounts reported in Column (c) of the table above reflect the fair value on the grant date of the restricted stock unit awards granted to our Independent Directors during 2012 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 16—Compensation Plans to the consolidated financial statements included as part of HCP's Annual Report on Form 10-K for the year ended December 31, 2012.

We granted each of our Independent Directors an award of 3,000 restricted stock units on April 26, 2012. Each of these awards had a value of $124,080 based on the closing price of our common stock on the grant date. No option awards were granted to our Independent Directors during 2012. As of December 31, 2012, each of our Independent Directors held 7,500 unvested restricted stock units. Each award was granted subject to the terms of the 2006 Performance Incentive Plan (the "2006 Plan"). The Board administers the 2006 Plan with respect to these awards and has the ability to interpret and make all required determinations under the 2006 Plan.

(2)
During the period that Mr. Roath was employed by HCP, he accrued an annual retirement benefit pursuant to HCP's Amended and Restated Executive Retirement Plan (the "SERP"). Mr. Roath is the only participant in this plan. Mr. Roath's SERP benefit paid by HCP in 2012 was $624,629. This amount is not reported in the table above as it does not constitute compensation to Mr. Roath for his services as a director.

(3)
The amount of cash fees paid to Mr. Sullivan for 2012 includes the pro rata portion of his annual retainer for service as Chair of the Finance Committee until its dissolution by the Board in April 2012.

Director Compensation

Compensation for our Independent Directors during 2012 consisted of an annual retainer, an additional retainer for acting as Lead Director or the Chair of one of our Board's committees (other than the Nominating and Corporate Governance Committee), and an annual equity award.

Annual Retainers.    The annual retainer is $75,000, and the additional annual retainer for the Lead Director is $30,000. In addition, the Chair for each of the Audit Committee and Compensation Committee receives an additional annual retainer of $30,000 and $20,000, respectively. Independent Directors are not provided any additional fees based on the number of meetings they attend.

HCP also reimburses Independent Directors for travel expenses incurred in connection with their duties.

Annual Equity Awards.    On the date of each annual meeting of stockholders, each Independent Director who is elected receives an award of restricted stock units. In addition, each person who is initially elected or appointed as an Independent Director on a date other than the date of an annual meeting may receive an award of restricted stock units on the date of such initial election or appointment. The number of shares subject to these awards is determined by the Board at the time of grant. Additionally, these awards vest ratably over four years from the date of grant and are subject to forfeiture if the director's membership terminates prior to vesting. However, the awards will automatically vest if the director's service terminates due to death, disability or a qualified retirement. The awards may also vest in connection with a change in control of HCP if the award is not assumed by the successor company. The director does not have the right to vote or dispose of the restricted stock units subject to these awards, but does have the right to receive cash payments as dividend equivalents. The dividend equivalents are based on the amount of dividends paid by HCP during the term of the award on the number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are made concurrently with the related dividends paid to HCP's stockholders.

Director Stock Ownership Guidelines.    Independent Directors are required to accumulate over time shares of HCP stock equal in value to at least five times the amount of the annual cash retainer for directors (currently $375,000). As to new Independent Directors, the guidelines are effective on the first May 15th that occurs more than five years after the director first becomes a member of our Board. Once subject to the guidelines, a director's level of stock ownership will be reviewed annually on May 15th for as long as the director remains in office.

Director Deferred Compensation Plan.    We maintain our Amended and Restated Director Deferred Compensation Plan (the "Director Deferral Plan"), which permits our Independent Directors to elect to defer their annual retainers. Amounts deferred under the Director Deferral Plan are payable upon the termination of service on the Board or such earlier date as elected by the director. A director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited to (i) an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the current prime rate minus one percent, or (ii) a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in HCP's stock price.

Non-Employee Director Stock-for-Fees Program.    Under the Non-Employee Director Stock-for-Fees Program, each of our Independent Directors may elect to receive all or a portion of the annual retainer in the form of shares of our common stock in lieu of payment in cash. If a director elects to receive fees in the form of stock, the director's election will apply to all fees that would otherwise be paid in cash but for the director's election, commencing with HCP's fiscal quarter after the election is made. Shares will be issued to directors who elect to receive stock under the program as soon as practicable after HCP pays a cash dividend to its stockholders following the quarter with respect to which the election was effective, and the number of shares to be issued will be determined by dividing (i) the amount of the fees being exchanged for the right to receive stock, by (ii) the average of the closing prices for shares of our common stock for the period of ten trading days ending with the dividend payment date.

CERTAIN TRANSACTIONS

Related Person Transaction Policies and Procedures

Our Code of Business Conduct and Ethics provides that all employees and directors should avoid any private interest that influences their ability to act in the interests of HCP or that makes it difficult to perform their work objectively and effectively, and requires that employees and directors fully disclose any situations that reasonably would be expected to give rise to a conflict of interest with HCP. Any waiver of these conflict of interest rules for our directors or executive officers requires the approval of our Board or the appropriate committee of the Board and will be granted only in extraordinary circumstances.

In addition, it is our policy that all potential related person transactions, which are defined as transactions that are required to be reported under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are first screened by our General Counsel for materiality and then sent to the Audit Committee for review. The Audit Committee Charter states that the Audit Committee shall discuss with management and HCP's independent registered public accounting firm any related person transactions brought to the committee's attention which could reasonably be expected to have a material impact on our financial statements. In determining whether to approve or reject a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person's economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable meeting.

Related Person Transactions

Mr. Klaritch, our Executive Vice President—Medical Office Properties, was previously a senior executive and limited liability company member of MedCap Properties, LLC ("MedCap"), which was acquired in October 2003 by a joint venture of which HCP was the managing member. As part of that transaction, MedCap contributed certain property interests to a newly formed entity, HCPI/Tennessee, LLC, in exchange for DownREIT units. Mr. Klaritch received 113,431 non-managing member units in HCPI/Tennessee, LLC in a distribution of his interest in MedCap. Each DownREIT unit is redeemable for an amount of cash approximating the then-current market value of two shares of our common stock or, at our option, two shares of our common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). During the year ended December 31, 2012, Mr. Klaritch and his affiliates exchanged their remaining approximately 45,000 HCPI/Tennessee, LLC DownREIT units for approximately 90,000 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors' and officers' questionnaires, no other reports were required and all Section 16(a) reports filed by our Section 16(a) persons were timely filed during the year ended December 31, 2012.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2013 (unless otherwise indicated) regarding the beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of our common stock by (1) each person known to beneficially own more than 5% of our outstanding common stock, (2) each director and nominee for election as director, (3) each of the executive officers named in the Summary Compensation Table on page 32 and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares(2)	Number of Options/ RSUs(3)	Percent of Class(4)

Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates	51,214,530(5)	—	11.28%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	36,904,844(6)	—	8.13%
40 East 52nd Street
New York, NY 10022
State Street Corporation	29,219,694(7)	—	6.43%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Cohen & Steers, Inc. and affiliates	24,167,684(8)	—	5.32%
280 Park Avenue, 10th Floor
New York, NY 10017
Directors
James F. Flaherty III(9)	375,009(10)	246,246	*
Christine N. Garvey	8,815	7,500	*
David B. Henry	23,896	3,000	*
Lauralee E. Martin	7,500	3,000	*
Michael D. McKee	144,500(11)	7,500	*
Peter L. Rhein	19,900(12)	7,500	*
Kenneth B. Roath	247,216(13)	7,500	*
Joseph P. Sullivan	49,220	7,500	*
Named Executive Officers
Paul F. Gallagher	103,961(12)	14,935	*
Thomas M. Klaritch	274,777(14)	152,333	*
James W. Mercer	6,654	5,176	*
Timothy M. Schoen	30,190	—	*
All directors, director nominees, current Named Executive Officers and other executive officers as a group (17 persons)	1,358,384	482,778	*
*
Less than 1%

(1)
Except as otherwise noted and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares listed.

(2)
Includes shares of unvested restricted stock as to which the holder has sole voting but not investment power, as follows: Mr. Schoen, 2,437; and other executives officers included with the named individuals as a group, 2,242.

(3)
For the executive officers, including Mr. Flaherty, consists of shares issuable upon exercise of outstanding stock options that are currently vested or will vest within 60 days following March 1, 2013 and, for Mr. Flaherty, includes additional shares represented by unvested restricted stock unit awards that will automatically vest upon his retirement from HCP, calculated as of 60 days following March 1, 2013. For Mr. Flaherty and the Independent Directors, consists of shares represented by unvested restricted stock unit awards that will vest within 60 days of March 1, 2013 and, in the case of Ms. Garvey and Messrs. McKee, Rhein, Roath and Sullivan, additional shares represented by unvested restricted stock unit awards that will automatically vest upon such individual's retirement from HCP.

(4)
Unless otherwise indicated, based on 454,185,296 shares outstanding at March 1, 2013. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes (a) shares issuable within 60 days following March 1, 2013 upon exercise of outstanding stock options and (b) shares represented by unvested restricted stock units that will vest within 60 days of March 1, 2013 or upon the individual's retirement from HCP, but, in each case, such shares are not included in the number of shares outstanding for purposes of computing the percentage of shares held by any other person.

(5)
Share and beneficial ownership information for The Vanguard Group, Inc. ("Vanguard") is given as of December 31, 2012, and was obtained from a Schedule 13G/A filed on February 12, 2013 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power over 1,475,208 shares, shared voting power over 345,800 shares, sole dispositive power over 50,000,202 shares and shared dispositive power over 1,214,328 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard, are the beneficial owners of 624,728 and 1,440,080 shares, respectively, as a result of serving as investment managers of collective trust accounts and of Australian investment offerings, respectively. The number of shares reported as beneficially owned by Vanguard in Vanguard's Schedule 13G/A includes 29,979,174 shares, representing 6.6% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund ("Vanguard REIT Fund") separately reported as beneficially owned in a Schedule 13G/A filed on February 14, 2013 with the SEC. According to Vanguard REIT Fund's Schedule 13G/A, Vanguard REIT Fund has sole voting power over 29,979,174 shares and no dispositive power over any shares of our common stock.

(6)
Share and beneficial ownership information for BlackRock, Inc. ("BlackRock") is given as of December 31, 2012, and was obtained from a Schedule 13G/A filed on February 1, 2013 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power and sole dispositive power over 36,904,844 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock but that no one person's interest in our common stock is more than five percent of the total outstanding common shares.

(7)
Share and beneficial ownership information for State Street Corporation ("State Street") is given as of December 31, 2012, and was obtained from a Schedule 13G filed on February 11, 2013 with the SEC. According to the Schedule 13G, State Street has shared voting power and shared dispositive power over 29,219,694 shares of our common stock.

(8)
Share and beneficial ownership information for Cohen & Steers, Inc. ("Cohen & Steers") is given as of December 31, 2012, and was obtained from a Schedule 13G/A filed on February 14, 2013 with the SEC. According to the Schedule 13G/A, Cohen & Steers has sole voting power over 12,770,920 shares and sole dispositive power over 24,167,684 shares of our common stock. The Schedule 13G/A states that Cohen & Steers Capital Management, Inc. ("CSCM"), a wholly owned subsidiary of Cohen & Steers, has sole voting power over 12,702,000 shares and sole dispositive power over 23,922,870 shares of our common stock, representing 5.3% of our common stock, and that Cohen & Steers Europe S.A., in which Cohen & Steers together with CSCM hold a 100% interest, has sole voting power over 68,920 shares and sole dispositive power over 244,814 shares of our common stock.

(9)
Mr. Flaherty, our Chairman of the Board, is also a Named Executive Officer as Chief Executive Officer and President of HCP.

(10)
Includes 573 shares held in an IRA by Mr. Flaherty's wife and 276 shares held in a trust for the benefit of Mr. Flaherty's children. Mr. Flaherty disclaims beneficial ownership of these shares. Mr. Flaherty's remaining shares are held in a family trust.

(11)
Includes 22,700 shares held in a family limited liability company, over which Mr. McKee has shared dispositive power.

(12)
Consists of shares held in a family trust.

(13)
Includes 16,703 shares held by a charitable foundation for which Mr. Roath exercises voting and investment control. Shares held by Mr. Roath are available as collateral for a line of credit account.

(14)
Includes 78,596 shares held in irrevocable trusts for the benefit of Mr. Klaritch's children. Mr. Klaritch disclaims beneficial ownership of these shares.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as HCP's independent registered public accounting firm for the fiscal year ending December 31, 2013, and is submitting its selection for ratification by our stockholders. The Audit Committee carefully considered Deloitte's qualifications, including the qualifications of Deloitte's audit engagement team, the quality control procedures Deloitte has established and any issues raised by the Public Company Accounting Oversight Board's most recent quality control review of Deloitte. The Audit Committee's review also included the matters regarding auditor independence discussed under the heading "Audit Committee Report," including whether the nature and extent of non-audit services would impair Deloitte's independence. Services provided to HCP and its subsidiaries by Deloitte in fiscal years 2012 and 2011 are described under the heading "Audit and Non-Audit Fees."

A representative of Deloitte is expected to attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

Voting Standard

Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of all of the votes cast on this proposal at the Annual Meeting. Although ratification of the appointment of Deloitte is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate practice to request stockholder ratification of the appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider other firms. The Audit Committee retains the power to replace the independent registered public accounting firm whose appointment was ratified by stockholders if the Audit Committee determines that it is in the best interests of HCP.

Board Recommendation

Our Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte as HCP's independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT AND NON-AUDIT FEES

Fee Information

The following table shows information about the respective fees billed by Deloitte during or related to the fiscal years ended December 31, 2012 and December 31, 2011. Deloitte has served as HCP's independent registered public accounting firm since March 3, 2010.

	2012 ($ in thousands)	2011 ($ in thousands)
Audit Fees(1)	2,147	1,403
Audit-Related Fees(2)	269	296
Tax Fees(3):
Tax Compliance	530	565
Tax Planning and Tax Advice	218	481
All Other Fees(4)	207	—
Totals	3,371	2,745
(1)
Audit fees include fees and out-of-pocket expenses billed for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other SEC registration statement and consent services.

(2)
Audit-related fees include fees for the separate audits of our consolidated subsidiaries and unconsolidated joint ventures.

(3)
Tax fees consist of tax compliance fees and tax planning and tax advice fees. Tax compliance primarily involves the preparation or review of tax returns. Tax planning and tax advice encompass a diverse range of services, including tax advice related to acquisitions, consultation regarding the impact of proposed actions/activities on REIT qualification, and consultation regarding the federal, state and local tax issues related to various transactions.

(4)
All other fees consist of fees for consulting services provided in connection with our sustainability processes and reporting.

The Audit Committee considered whether the provision of the non-audit services by Deloitte to HCP was compatible with maintaining the audit firm's independence and concluded that Deloitte's independence was not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permitted non-audit services performed by Deloitte. The Audit Committee has delegated its pre-approval responsibility to its Chair, provided that the Chair presents any pre-approvals related to audit and permitted non-audit services to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by Deloitte in the fiscal years ended December 31, 2012 and December 31, 2011.

AUDIT COMMITTEE REPORT

In the performance of its financial reporting oversight function, the Audit Committee has met and held discussions with management and HCP's independent registered public accounting firm, Deloitte. The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2012 and has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte their independence.

Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2012 be included in HCP's Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

Audit Committee of the Board of Directors

Christine N. Garvey (Chair) Lauralee E. Martin Peter L. Rhein

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by HCP (including any future filings) under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent HCP specifically incorporates such report by reference therein.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and as set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the "Compensation Discussion and Analysis" section).

As described more fully under "Executive Compensation Program Objectives and Overview" in the "Compensation Discussion and Analysis" section on page 21 of this Proxy Statement, HCP's executive compensation program is reviewed annually to ensure that:

  •
  it adequately rewards performance which is tied to creating stockholder value; and

  •
  it is designed to achieve HCP's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

In furtherance of these principles, HCP's executive compensation program includes a number of features reflecting good governance practices and reinforcing our stockholders' interests. Certain highlights of our executive compensation program are included on page 2, and the compensation of our Named Executive Officers is described in more detail in the "Compensation Discussion and Analysis" section.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board will request your advisory vote to approve the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the "Compensation Discussion and Analysis," the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. The next advisory vote on executive compensation is expected to occur at our 2014 annual meeting of stockholders.

Voting Standard

This proposal to approve the compensation paid to our Named Executive Officers requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. This proposal is advisory only and will not be binding on, overrule any decision by, or create or imply additional fiduciary duties for, HCP or our Board. The Compensation Committee, which is responsible for designing and administering HCP's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Board Recommendation

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and three other most highly compensated executive officers for services rendered during 2012. These individuals are listed in the Summary Compensation Table on page 32 and are referred to as the "Named Executive Officers" in this Proxy Statement.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining their compensation, although the committee does consider the recommendations of Mr. Flaherty in setting compensation levels for executive officers other than Mr. Flaherty.

Executive Summary

The goals of HCP's executive compensation program are to attract and retain highly talented key employees and to reward their successful performance that creates stockholder value. At HCP's annual meeting of stockholders held in 2012, approximately 96% of the votes cast supported the advisory vote on HCP's executive compensation program (referred to as a "say-on-pay proposal"). The Compensation Committee believes this overwhelmingly positive result affirms stockholders' support of HCP's approach to its executive compensation program. The Compensation Committee did not change its approach and believes the program in place, as in prior years, includes a number of features that further those goals and reflect best corporate practices. Consistent with its view of best corporate practices, the Compensation Committee has adopted a Policy Regarding the Recoupment of Certain Compensation Payments, commonly referred to as a "clawback policy," as described below.

Highlights of HCP's executive compensation program for 2012 are included on page 2 above.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of HCP's executive compensation program to ensure that:

  •
  it adequately rewards performance which is tied to creating stockholder value; and

  •
  it is designed to achieve HCP's goals of promoting financial and operational success by attracting, motivating and retaining key employees with outstanding talent and ability.

The Compensation Committee also considers compensation levels of other equity REITs with large market capitalizations, including those that specialize in healthcare.

HCP's executive compensation program is based on three components consistent with our compensation philosophy: (i) base salary; (ii) annual incentive cash bonuses; and (iii) long-term stock awards, including stock options and awards of restricted stock units that are subject to both performance-based and time-based vesting requirements. HCP also provides, in some cases, severance benefits to Named Executive Officers whose employment terminates under certain circumstances, generally following a change in control of HCP. HCP also granted Mr. Flaherty a time-based restricted stock unit award in 2006 that is intended to provide both a long-term retention incentive and a supplemental retirement benefit. In general, HCP does not maintain programs for providing perquisites and personal benefits to its executive officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their successful continued service. Some of the elements, such as base salaries, are paid on a short-term or current basis. Other elements, such as benefits provided upon termination of employment generally following a change in control and the equity awards that are subject to multi-year vesting schedules, are paid on a longer-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives to create sustainable stockholder value.

Annual bonuses and long-term equity incentives are the elements of our executive compensation program that are designed to reward performance and provide incentives to create stockholder value. Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' long-term interests with stockholders' long-term interests, although they also play a role in rewarding performance and attracting and retaining top executives. For a given fiscal year, the Compensation Committee makes incentive compensation decisions retrospectively for both annual and long-term incentives after the end of the year. That is, bonus payments and long-term incentive compensation awards granted in January 2012 and January 2013 were based in part on an assessment of performance during 2011 and 2012 performance, respectively.

In 2012, the Compensation Committee approved executive compensation arrangements for Mr. Flaherty, our Chairman, Chief Executive Officer and President, that resulted in approximately 93% of Mr. Flaherty's total direct compensation constituting compensation that is performance-based or with a value which is derived from our stock price, with his base salary constituting the balance of his 2012 total direct compensation (as used in this discussion, the term "total direct compensation" means the aggregate amount of the executive's base salary, actual annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting).

CEO Total Direct Compensation

Consistent with our pay-for-performance philosophy, the grant date fair value of Mr. Flaherty's long-term equity incentive awards for 2012 constituted approximately 76% of his total direct compensation for 2012. Based on public information available at the time of grant of the awards, this percentage is substantially greater than the median level for similar positions at peer companies.

With respect to our other Named Executive Officers, the Compensation Committee approved executive compensation arrangements that resulted in approximately 75% to 88% of each executive's total direct compensation being compensation that is performance-based and a portion of the value of which is derived from our stock price, with base salary constituting the balance of the executive's 2012 total direct compensation.

Compensation Consultant; Review of Relevant Compensation Data

The Compensation Committee's practice has been to retain an independent compensation consultant to advise it on types of compensation arrangements, compensation practices of certain targeted peer companies deemed representative of the industry and HCP's market capitalization, and laws, rules, regulations and tax aspects relevant to the work of the Compensation Committee. For 2012, the Compensation Committee retained FPL Associates to provide these services. For more information on the services provided to HCP by FPL Associates in 2012, please see "Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee."

Based on FPL Associates' recommendations, the Compensation Committee selected the following companies as HCP's compensation peer group in 2012:

AvalonBay Communities, Inc.	Host Hotels & Resorts, Inc.
Boston Properties, Inc.	ProLogis
Equity Residential	Public Storage
General Growth Properties, Inc.	Ventas, Inc.
Health Care REIT, Inc.	Vornado Realty Trust

The peer companies selected for 2012 consist of equity REITs with large capitalizations that are substantially comparable to HCP. All but one of the peer companies, like HCP, are members of the S&P 500. The peer companies for 2012 are the same as the peer companies for 2011. As HCP was one of the largest U.S. publicly traded REITs as of December 31, 2012, HCP's market capitalization and total capitalization rank higher than the average levels of the peer group. In making its compensation comparisons, the Compensation Committee takes into account HCP's market capitalization and total capitalization compared to the peer companies.

In 2012, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the Named Executive Officers. This data consisted of base salary, cash bonus and equity award information, as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements. Although the committee reviewed and discussed the compensation data provided by FPL Associates to help inform its decision making process, the committee does not set or "benchmark" compensation levels at any specific point or percentile against the peer group data. As described below, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

HCP's stockholders are provided with an opportunity to cast an annual advisory vote on HCP's executive compensation program through the say-on-pay proposal. At HCP's annual meeting of stockholders held in April 2012, approximately 96% of the votes cast supported HCP's say-on-pay proposal. The Compensation Committee believes these overwhelmingly positive results affirm stockholders' support of HCP's approach to its executive compensation program. The Compensation Committee did not change its approach and believes the program in place, as in prior years, includes a number of features that further the goals of HCP's executive compensation program and reflect best corporate practices in the market. The Compensation Committee will continue to consider the outcome of HCP's say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. Our committee believes that a significant portion of executive officers' compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, our executive officers' base salaries usually constitute a relatively small portion of their total direct compensation.

In setting specific salary levels for each Named Executive Officer and HCP's other executive officers, the Compensation Committee also assesses the executive's past performance and expected future contributions, as well as Mr. Flaherty's recommendations with respect to executive officers other than himself.

In 2012, the Compensation Committee approved an increase in Mr. Flaherty's base salary to $850,000. The committee believed that an increase in Mr. Flaherty's base salary was appropriate in light of its assessment of his responsibilities and contributions as our Chief Executive Officer, he had not received a base salary increase since 2007, and his new base salary level was approximately at the median of peer company salary levels for similar positions. The committee also reviewed the base salaries for the Named Executive Officers, as well as the other executive officers other than Mr. Flaherty and determined that the base salary levels for these executives would not be increased for 2012. The committee believes that the base salary levels of the Named Executive Officers and the other executive officers are reasonable in view of competitive practices, HCP's performance and the contribution of those officers to that performance.

Annual Incentive Cash Bonuses

HCP maintains the Executive Bonus Program (the "Bonus Program") to provide our executive officers with a cash bonus opportunity each year. The Bonus Program was adopted under our 2006 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Under the Bonus Program, the Compensation Committee selects the executives who will participate in the program at the beginning of each year and establishes a maximum bonus amount for each executive. The Compensation Committee also determines a target amount for HCP's FFO Per Share for the year, with the amount of the executive's bonus to be determined based on HCP's FFO Per Share for the year as compared with the target FFO Per Share established by the Compensation Committee. If the FFO Per Share equals or exceeds the target FFO Per Share, the Bonus Program provides for payment of up to 100% of the executive's maximum bonus amount. If the FFO Per Share is less than 68% of the target FFO Per Share, no bonuses would be paid under the Bonus Program. An executive's maximum bonus will be reduced for FFO Per Share results between 68% and 100% of the target FFO Per Share. "FFO" means HCP's funds from operations, a measure derived from HCP's net income but excluding certain items such as depreciation and amortization of real estate assets that may limit the usefulness of net income as a measure of HCP's operating performance. Under the Bonus Program and for purposes of the equity awards described below, FFO is calculated under rules prescribed by NAREIT but before taking into account any non-recurring charges incurred by HCP for strategic or financing transactions approved by our Board, impairments, and contingencies, losses, settlements, and costs and expenses of litigation. FFO is a widely used measure of operating performance of REITs, and the Compensation Committee believes that it is appropriate to use FFO in determining HCP's performance for purposes of its Bonus Program as well as its equity awards.

In addition, the Bonus Program provides that the Compensation Committee has sole discretion to reduce the amount of the bonus awarded to any participant in the program. Thus, the Bonus Program is designed to establish each participating executive's maximum annual bonus in a manner that complies with the performance-based compensation requirements of Section 162(m), while still preserving the committee's flexibility to determine the actual bonus for each executive up to the maximum bonus amount based on the executive's individual performance and such other factors as the committee deems appropriate.

The Compensation Committee established a target FFO Per Share of $2.48 for purposes of the 2012 Bonus Program and a maximum bonus amount for each of the Named Executive Officers that was eligible to participate in the 2012 Bonus Program. The maximum bonus levels were determined by the committee taking into account the practices of companies in our compensation peer group (identified above), the executive's position with HCP and total compensation package, performance of individual responsibilities, contribution to the success of HCP's financial performance, and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance. The Compensation Committee determined that it would be appropriate to increase the 2012 maximum bonus levels for the Named Executive Officers (above their respective 2011 maximum bonus levels, other than for Mr. Mercer who did not have a maximum bonus level for 2011 as he joined HCP during 2011) to give the committee greater flexibility to take into account the performance of HCP and the individual executive during the year in determining the final bonus amounts.

The Compensation Committee determined in December 2012 that HCP's FFO Per Share for 2012 exceeded the target FFO Per Share established for the Bonus Program. Based on its subjective assessment of HCP's performance and each Named Executive Officer's performance and contributions to HCP's success during fiscal year 2012, the committee determined the appropriate bonus amount to award to each Named Executive Officer. Specifically, in determining Mr. Flaherty's bonus, the committee considered HCP's achievements during 2012 described under "Proxy Statement Highlights" beginning on page 1, as well as HCP's financial performance during 2012 with reference to its per-share FFO and funds available for distribution, dividend payout ratio, capital structure management and same property performance. The Compensation Committee also considered these and other factors in its bonus determinations for the other Named Executive Officers as follows: for Mr. Gallagher, his role in HCP's achieving 4.2% year-over-year growth in same property performance and its strategic investments and dispositions during the year; for Mr. Schoen, his role in HCP's total shareholder return of 14.2% for the year, capital structure management and capital market financings; for Mr. Klaritch, his role in HCP's achieving significant year-over-year growth in same property performance in the medical office building segment, executing significant transactions and leading HCP in its sustainability initiatives that resulted in material energy usage reduction and the receipt of important awards and certifications; and for Mr. Mercer, his role in advising HCP and the Board on strategic business and legal matters, including the structure and negotiations of our transactions, and corporate governance developments.

The following table presents the maximum bonus amount for each Named Executive Officer eligible to participate in the 2012 Bonus Program and the final bonus amount awarded:

Named Executive Officer	Maximum Bonus Under 2012 Bonus Program	Actual Bonus Under 2012 Bonus Program
James F. Flaherty III(1)	$4,000,000	$2,000,000
Timothy M. Schoen	$1,500,000	$1,050,000
Paul F. Gallagher	$1,462,500	$1,250,000
Thomas M. Klaritch	$675,000	$500,000
James W. Mercer	$1,312,500	$950,000
(1)
Mr. Flaherty's actual bonus under the 2012 Bonus Program was at a lower level relative to his maximum bonus amount than the other executives because the Compensation Committee decided to award a greater percentage of his overall compensation in the form of equity awards rather than cash. Accordingly, Mr. Flaherty was awarded a lower cash bonus under the program and a larger equity award.

Long-Term Incentive Equity Awards

HCP's policy is that the long-term compensation of its Named Executive Officers and other executive officers should be linked to the value provided to stockholders. For this reason, equity compensation constitutes a substantial portion of each of our Named Executive Officers' compensation. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  •
  the executive's position with HCP and total compensation package;

  •
  the executive's performance of individual responsibilities;

  •
  the equity participation levels of comparable executives at our peer companies; and

  •
  the executive's contribution to the success of HCP's financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of the accounting impact and potential dilution effects of the grants and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance.

In determining the levels for equity awards granted in 2012, the Compensation Committee took into account HCP's substantial achievements during 2011 as reported in the proxy statement for the 2012 annual meeting of stockholders. While the Compensation Committee does not base equity award levels on the achievement of specific performance metrics, it does consider the performance of HCP during the prior year as well as historical grant levels to inform its decision-making process. The Compensation Committee also considered the recommendations of Mr. Flaherty with respect to equity awards granted to the Named Executive Officers other than himself.

Annual award grants are approved by the Compensation Committee in late January or early February each year. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the committee generally does not grant equity awards at any other time during the year. Even though these equity awards are granted during the beginning of the fiscal year and are typically subject to performance- and/or time-based vesting conditions, the committee assesses, in its subjective judgment, HCP's and the Named Executive Officer's overall general performance for the immediately preceding year in granting these awards. Since the committee takes that general assessment of performance for the immediately preceding year into account in determining the grants, for compensation planning purposes these awards more accurately reflect compensation opportunities for the immediately preceding year (and not for the actual year in which the grant occurs). For more information, please see the section titled "Equity Awards Relate to Prior Performance."

Performance-Based Restricted Stock Units.    HCP grants long-term incentive awards to Named Executive Officers in the form of performance-based restricted stock units. These performance units are granted early in the calendar year, the amount of such awards predicated on the prior year's performance, and subsequently become eligible to vest based on HCP's actual performance during that year relative to a performance goal established by the Compensation Committee. Once the performance units become eligible to vest, they generally vest ratably over the four-year period after the date of grant. Thus, the performance units are designed both to motivate executives to maximize HCP's performance for the year in which the units are granted and to provide a long-term retention incentive for the vesting period with respect to those units that become eligible to vest based on HCP's performance. The performance-based component of the award is also designed to be tax deductible under applicable tax law. See the discussion under the section titled "Policy with Respect to Section 162(m)."

In January 2012, the Compensation Committee granted performance-based units to each of our Named Executive Officers. The material terms of these awards are described in the "Description of Plan-Based Awards" section included later in this Proxy Statement. The performance units granted to each of our Named Executive Officers constitute approximately 85% of the officer's total annual equity award granted for 2012, with the stock options described below constituting the remaining approximately 15% (based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting). The Compensation Committee believes this mixture of performance units and options is appropriate and consistent with the practices of the peer companies.

As in prior years, and as described in the "Description of Plan-Based Awards" section included later in this Proxy Statement, the performance units granted in 2012 became eligible to vest based on HCP's FFO. For the performance units granted in 2012, the Compensation Committee established as the performance goal an FFO Per Share of $2.48 (the same goal established for purposes of the Bonus Program and with FFO being subject to the adjustments described above in connection with the Bonus Program). As noted above, the committee determined in December 2012 that HCP exceeded this performance goal, and all of the performance units granted to the Named Executive Officers in January 2012 became eligible to vest.

Stock Options.    HCP also grants a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the fair market value of our common stock appreciates above the exercise price of the stock options, which further aligns the interests of our Named Executive Officers with those of our stockholders. The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant.

In January 2012, the Compensation Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described in the "Description of Plan-Based Awards" section included later in this Proxy Statement.

Equity Awards Relate to Prior Performance.    In order to provide our stockholders with a more complete picture of the compensation of our Named Executive Officers, we are providing supplemental compensation information not required by the SEC. The table below shows the Named Executive Officer's salary, bonus, and annual long-term equity incentive award value for services performed in 2012, 2011 and 2010. In contrast to the Summary Compensation Table on page 32, which discloses as compensation the grant date fair value of equity awards in the year the awards are granted, the table below discloses as compensation the grant date fair value of equity awards in the year immediately before the year in which they are granted. For example, the table below discloses the grant date fair value of equity awards granted in January 2013 as being compensation for the Named Executive Officer in 2012. In granting these awards, the Compensation Committee took into account HCP's substantial achievements for 2012 described under "Proxy Statement Highlights" beginning on page 1. The following information should be read in conjunction with the Summary Compensation Table and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Annual Cash Incentive Award ($)(1)	Long-Term Equity Incentive Award Value ($)(2)	Total Compensation ($)(3)
James F. Flaherty III	2012	850,000	2,000,000	9,149,971	11,999,971
	2011	600,000	1,462,500	8,937,433	10,999,993
	2010	600,000	1,462,500	7,937,519	10,000,019
Timothy M. Schoen(4)	2012	500,000	1,050,000	1,200,039	2,750,039
	2011	438,021	781,250	999,960	2,219,231
Paul F. Gallagher	2012	500,000	1,250,000	1,750,057	3,500,057
	2011	500,000	975,000	2,525,044	4,000,044
	2010	350,000	650,000	2,499,979	3,499,979
Thomas M. Klaritch	2012	350,000	500,000	625,067	1,475,067
	2011	350,000	450,000	550,030	1,350,030
	2010	350,000	300,000	650,104	1,300,104
James W. Mercer(5)	2012	500,000	950,000	1,300,066	2,750,066
(1)
The amounts reported in this Column consist of those amounts shown in the "Bonus" and "Non-Equity Incentive Plan Compensation" Columns, as applicable, of the Summary Compensation Table on page 32 of this Proxy Statement. As described in this "Compensation Discussion and Analysis" section, each of the Named Executive Officers received an annual cash incentive award for performance in 2012 under our Executive Bonus Program.

(2)
The amounts reported in this Column for each year reflect the fair value on the grant date of the restricted stock unit awards and option awards, respectively, granted to our Named Executive Officers shortly following the particular year and that, in the Compensation Committee's view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted in January 2013 are shown as compensation for performance year 2012). However, the grant date fair value of the special equity award to Mr. Schoen in 2011 upon his promotion to Executive Vice President and Chief Financial Officer is excluded from the table since such special award was not based on the prior year's performance. Such award to Mr. Schoen consisted of 13,432 restricted stock units with an aggregate grant date value of $499,939. The grant date fair values of the equity awards granted in May 2011 to Messrs. Flaherty and Gallagher in connection with HCP's April 2011 acquisition and long-term triple net master lease of HCR and HCP's exercise of its option to purchase an equity interest in the operations of HCR ManorCare at the closing of the transaction (together, these transactions are referred to as the "HCR Acquisition") are also not reflected in the table since these were special awards related to significant contributions to the transaction that spanned both 2010 and 2011, and were not related to performance for only one year. Such awards to Messrs. Flaherty and Gallagher consisted of 100,752 restricted stock units and 33,584 restricted stock units, respectively, with aggregate grant date values of $3,749,989 and $1,249,996, respectively. For a discussion of the assumptions and methodologies used to determine the grant date value of HCP's equity awards reflected above, please see footnote (2) to the Summary Compensation Table on page 32 of this Proxy Statement. For the awards granted in January 2013 with respect to performance year 2012, approximately 85% of the aggregate grant-date fair value of the award was allocated to a grant of performance-based restricted stock units, with the remaining 15% being allocated to the grant of a stock option.

(3)
The amounts reported in the "All Other Compensation" Column of the Summary Compensation Table on page 32 of this Proxy Statement and the values for special equity awards (i.e., in connection with the HCR Acquisition, in connection with Mr. Schoen's promotion, and in connection with Mr. Mercer joining HCP) as previously discussed are excluded from the table above and not reflected in this "Total Compensation" Column.

(4)
Mr. Schoen was appointed as HCP's Executive Vice President and Chief Financial Officer effective May 31, 2011.

(5)
Mr. Mercer was appointed as HCP's Executive Vice President, General Counsel and Corporate Secretary effective July 1, 2011. Mr. Mercer was not employed by HCP prior to 2011.

December 2012 Vesting.    In December 2012, HCP accelerated the vesting of installments of outstanding awards of performance units and restricted stock held by all HCP officers (41 individuals in total, including all of the Named Executive Officers) that were scheduled to vest during January 2013 so that such installments would vest and be paid on December 31, 2012. In making this determination, the Compensation Committee considered that this acceleration of vesting by not more than a month would provide tax-savings opportunities to these employees, would have a negligible tax impact on HCP given its status as a REIT, and would have minimal impact on the retention value of these awards given the relatively short period of the acceleration. As to any of these awards that remained subject to FFO-based performance vesting requirements as well as time-based vesting requirements, the Compensation Committee determined that HCP's FFO Per Share for 2012 exceeded the level required in order for such awards to become vested. The acceleration of vesting of these awards did not result in any increase in HCP's aggregate compensation expense (or "incremental fair value") related to the awards, as determined under the accounting principles used in HCP's financial reporting. The Compensation Committee did not modify any award to the extent that it was scheduled to vest after January 2013. Each award or portion thereof that was accelerated in December 2012 would have otherwise ultimately vested in the ordinary course in January 2013.

Severance and Change in Control Severance Benefits

HCP believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, HCP provides such protections for each of the Named Executive Officers and certain other executive officers of HCP. In the case of Mr. Flaherty, these benefits are provided under his employment agreement. Our other Named Executive Officers are entitled to participate in our Change in Control Severance Plan (the "CIC Plan"), which provides severance benefits on certain terminations of the executive's employment following a change in control of HCP. Messrs. Schoen, Gallagher and Mercer have entered into employment agreements with HCP, which provide severance benefits on certain terminations of the executive's employment not in connection with a change in control of HCP. The Compensation Committee evaluates the level of severance benefits to provide a participating Named Executive Officer on a case-by-case basis, and in general, HCP considers these severance protections an important part of an executive's compensation and consistent with competitive practices.

As described in more detail under "Potential Payments Upon a Termination or Change in Control" below, under his employment agreement, Mr. Flaherty would be entitled to severance benefits in the event of a termination of employment by HCP without cause or by him for good reason, or due to his death or disability. Under the terms of their employment agreements, Messrs. Schoen, Gallagher and Mercer would be entitled to severance benefits in the event of a termination of employment by HCP without cause or by the executive for good reason. HCP has determined that it is appropriate to provide Messrs. Flaherty, Schoen, Gallagher and Mercer with severance benefits under these circumstances in light of their positions with HCP and as part of their overall compensation packages. The severance benefits for Mr. Flaherty are determined as if he continued to remain employed by HCP for two years following his termination date, and the severance benefits for Messrs. Schoen, Gallagher and Mercer are generally determined as if the executive continued to remain employed by HCP for one year following his termination date (two years for purposes of determining accelerated vesting of equity awards). Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by HCP without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive's employment.

HCP believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with HCP during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Mr. Flaherty and the Named Executive Officers participating in our CIC Plan with severance benefits if the executive's employment is terminated by HCP without cause or by the executive for good reason in connection with a change in control. The severance benefits are determined as if the executive had continued to remain employed by HCP for two years (or three years, in the case of Mr. Flaherty) following the executive's termination date. Because we believe that a termination by an executive for good reason is conceptually the same as a termination by HCP without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. Pursuant to the terms of their employment agreements with HCP, Messrs. Schoen, Gallagher and Mercer would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under the executive's employment agreement in the event the executive becomes entitled to severance benefits under the CIC Plan.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits in the context of a change in control is only triggered by an actual or constructive termination of employment following the change in control.

As part of their change in control severance benefits, Mr. Flaherty and each Named Executive Officer who participates in the CIC Plan would be reimbursed for the full amount of any excise taxes imposed on the executive's severance payments and any other payments under Section 4999 of the Code. For Mr. Flaherty, this benefit is provided pursuant to his employment agreement entered into in 2005, and for the other Named Executive Officers, this benefit is provided pursuant to the CIC Plan, which was adopted in 2007. We provide our executives with an additional payment for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for these executives without factoring in the adverse tax effects on them that may result from these excise taxes. The additional payment is intended to make the executive whole for any adverse tax consequences he may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for our Named Executive Officers and consistent with industry practice.

Retention and Supplemental Retirement Equity Grant for Chief Executive Officer

In 2006, the Compensation Committee determined that it would be appropriate to provide Mr. Flaherty with a supplemental retirement benefit program that would also serve as a long-term retention incentive. To help accomplish this goal, it was determined that any retirement benefit for Mr. Flaherty should accrue over a significant period of time, and that any benefit should also be subject to significant vesting requirements. The Compensation Committee determined that a benefit denominated in shares of HCP's common stock was advisable so that Mr. Flaherty's actual benefit would depend in large part on the long-term performance of HCP's common stock, thus further linking Mr. Flaherty's interests with those of HCP's stockholders.

The vesting schedule for the restricted stock units is intended to reflect that the grant includes both a typical time-based vesting component and a benefit accrual component. In general, no portion of the restricted stock unit grant was scheduled to vest before Mr. Flaherty attains age 55, and subject to Mr. Flaherty's continued employment with HCP, the restricted stock units will vest in annual installments over the ten-year period following 2012 (the year in which Mr. Flaherty attained age 55). Accordingly, the first installment of the restricted stock unit grant vested in 2012. The grant is also intended to provide a retirement benefit that accrues for each year of Mr. Flaherty's service with HCP for the period commencing with Mr. Flaherty's hiring in 2002 and continuing through his attainment of age 65. Accordingly, the percentage of the restricted stock units that vests each year varies because of the effect of the benefit accrual component on the vesting schedule. Mr. Flaherty would not have been entitled to any benefit with respect to the restricted stock units if he had voluntarily terminated employment before attaining age 55 (Mr. Flaherty attained age 55 on May 13, 2012). As described under "Potential Payments Upon a Termination or Change in Control" below, the restricted stock units are subject to severance protections for Mr. Flaherty similar to those included in his employment agreement. While the units are scheduled to vest over time, they are not paid until Mr. Flaherty's employment with HCP terminates. Thus, even vested units continue to serve stockholder interests because they provide an additional stock-based incentive for Mr. Flaherty (as value of the units will continue to change with changes in HCP's stock price until they are paid in connection with a termination of Mr. Flaherty's employment with HCP).

Policy Regarding the Recoupment of Certain Compensation Payments

In 2012, HCP implemented a clawback policy that is retroactive to prior years pursuant to which our Board or Compensation Committee shall, in such circumstances as it determines to be appropriate, require reimbursement or cancellation of all or a portion of any short or long-term cash or equity incentive awards or payments to an officer (or former officer, as the case may be) of HCP where: (1) the amount of, or number of shares included in, any such payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; and (2) a lesser payment or award of cash or shares would have been made to the individual based upon the restated financial results; and (3) the payment or award of cash or shares was received by the individual prior to or during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated.

Stock Ownership Program

In January 2003, our Compensation Committee adopted a stock ownership program pursuant to which each member of HCP's senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual's salary. The program applies to executives at the level of executive vice president or higher and includes an executive's common stock and unvested stock awards (collectively, "HCP eligible securities") in determining the executive's stock ownership for purposes of the program. Under the program, each of the Chairman, Chief Executive Officer and President is required to own HCP eligible securities with a value equal to at least six times his base salary. Each of the other executive officers is required to own HCP eligible securities with a value equal to at least three times his or her base salary. All executives must achieve their mandatory holdings within five years of the adoption of the program or, as to newly-hired or promoted executives, within five years of becoming subject to the program. Each of the Named Executive Officers who has been with HCP as an executive for at least five years has achieved, and currently maintains, the mandatory holdings.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain of their other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and performance-based restricted stock units granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of HCP and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

David B. Henry (Chair) Lauralee E. Martin Peter L. Rhein

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by HCP (including any future filings) under the Securities Act or the Exchange Act, except to the extent HCP specifically incorporates such report by reference therein.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of 2012. No one who served on the Compensation Committee at any time during 2012 is or has been an executive officer of HCP or had any relationships requiring disclosure by HCP under the SEC's rules requiring disclosure of certain relationships and related person transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of HCP or a member of HCP's Compensation Committee during the year ended December 31, 2012.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2012. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of nonqualified stock options and performance-based restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards During 2012 table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2012, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2012. The Outstanding Equity Awards at December 31, 2012 and Option Exercises and Stock Vested During 2012 tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE—2010-2012

The following table presents information regarding compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for services rendered during 2012, 2011 and 2010. These individuals are referred to as "Named Executive Officers" in this Proxy Statement.

Name and Principal Position(s) (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
James F. Flaherty III	2012	850,000	—	7,596,802	1,340,631	2,000,000	—	11,250	11,798,683
Chairman, Chief	2011	600,000	—	10,100,013	1,587,495	1,462,500	—	12,644	13,762,652
Executive Officer	2010	600,000	—	4,130,028	1,770,001	1,462,500	—	11,290	7,973,819
and President
Timothy M. Schoen(4)	2012	500,000	—	849,956	150,004	1,050,000	—	10,000	2,559,960
Executive Vice	2011	438,021	331,250	1,020,040	130,003	450,000	—	11,394	2,380,708
President and
Chief Financial Officer
Paul F. Gallagher	2012	500,000	—	2,146,292	378,752	1,250,000	—	10,000	4,285,044
Executive Vice	2011	500,000	—	3,249,976	499,999	975,000	—	11,394	5,236,369
President—Chief	2010	350,000	—	1,330,040	569,993	650,000	—	10,040	2,910,073
Investment Officer
Thomas M. Klaritch	2012	350,000	—	467,534	82,496	500,000	—	10,000	1,410,030
Executive Vice	2011	350,000	—	520,101	130,003	450,000	—	11,394	1,461,498
President—Medical	2010	350,000	—	367,558	157,504	300,000	—	10,040	1,185,102
Office Properties
James W. Mercer(5)	2012	500,000	—	743,690	131,263	950,000	—	10,000	2,334,953
Executive Vice
President—General
Counsel and
Corporate Secretary

(1)
As described in the "Compensation Discussion and Analysis" section, each of the Named Executive Officers received an annual incentive bonus for 2012 under our Executive Bonus Program in the amount reported in Column (g) of the table above.

(2)
The amounts reported in Columns (e) and (f) of the table above for each fiscal year reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the fiscal year. (These grant date values include, in each case and as applicable, both annual equity awards granted and any special equity awards, such as any equity awards in connection with a new hire or promotion. For the grant date value of each stock award or option award granted by HCP to a Named Executive Officer in 2012, see the Grants of Plan-Based Awards During 2012 table.) These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained in Note 16—Compensation Plans to HCP's Consolidated Financial Statements, included as part of HCP's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

(3)
The amounts reported for 2012 in Column (i) of the table above include company matching contributions of $10,000 to each Named Executive Officer's account under HCP's 401(k) plan. In addition, the amount reported for Mr. Flaherty includes life insurance premiums of $1,250.

(4)
Mr. Schoen was appointed as HCP's Executive Vice President and Chief Financial Officer effective May 31, 2011.

(5)
Mr. Mercer was appointed as HCP's Executive Vice President, General Counsel and Corporate Secretary effective July 1, 2011.

Employment Agreements—Salary and Bonus Amounts

HCP has entered into an employment agreement with each of Messrs. Flaherty, Schoen, Gallagher and Mercer. During 2012, HCP did not have an employment agreement with Mr. Klaritch.

James F. Flaherty III.    HCP entered into an employment agreement with Mr. Flaherty in 2005. The initial term of Mr. Flaherty's agreement was for three years, and the agreement provides for automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. The agreement provides that the Compensation Committee will review Mr. Flaherty's base salary each year and has discretion to increase (but not reduce) his base salary level. The agreement also provides for Mr. Flaherty's target annual bonus to be 200% of his base salary, while Mr. Flaherty's actual bonus amount each year may be more or less than that level based on performance and as determined by the Compensation Committee. In making its determination with respect to salary and bonus levels, the committee considers the factors discussed under the heading "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis. The agreement also provides for Mr. Flaherty to participate in HCP's usual benefit programs for senior executives, term life insurance provided by HCP in the aggregate amount of $2,000,000 payable to Mr. Flaherty's beneficiaries and reimbursement of business expenses, and also provides for supplemental life insurance benefits to Mr. Flaherty. Provisions of Mr. Flaherty's agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Timothy M. Schoen, Paul F. Gallagher and James W. Mercer.    HCP entered into separate employment agreements with Messrs. Schoen and Gallagher on January 26, 2012 and with Mr. Mercer on October 25, 2012. Mr. Mercer's current agreement superseded his prior employment agreement with HCP. The terms of each agreement are substantially equivalent and each agreement is for three years, with automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. Each employment agreement provides for the executive to receive an initial base salary of $500,000, which may subsequently be increased by HCP (but not reduced), and an annual incentive bonus based on company and individual performance criteria as determined by the Compensation Committee. In making its determination with respect to salary and bonus levels, the committee considers the factors discussed under the heading "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis section. Each executive is also entitled to participate in HCP's benefit plans made available generally to HCP's senior executives and reimbursement of business expenses. Provisions of the employment agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS DURING 2012

The following table presents information regarding the incentive awards granted to the Named Executive Officers during 2012.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards ($)(1) (l)
James F. Flaherty III	—	—	—	4,000,000	—	—	—	—	—	—	—
	1/30/12	—	—	—	—	—	—	—	211,456	41.64	1,340,631
	1/30/12	—	—	—	—	182,440	—	—	—	—	7,596,802
Timothy M. Schoen	—	—	—	1,500,000	—	—	—	—	—	—	—
	1/30/12	—	—	—	—	—	—	—	23,660	41.64	150,004
	1/30/12	—	—	—	—	20,412	—	—	—	—	849,956
Paul F. Gallagher	—	—	—	1,462,500	—	—	—	—	—	—	—
	1/30/12	—	—	—	—	—	—	—	59,740	41.64	378,752
	1/30/12	—	—	—	—	51,544	—	—	—	—	2,146,292
Thomas M. Klaritch	—	—	—	675,000	—	—	—	—	—	—	—
	1/30/12	—	—	—	—	—	—	—	13,012	41.64	82,496
	1/30/12	—	—	—	—	11,228	—	—	—	—	467,534
James W. Mercer	—	—	—	1,312,500	—	—	—	—	—	—	—
	1/30/12	—	—	—	—	—	—	—	20,704	41.64	131,263
	1/30/12	—	—	—	—	17,860	—	—	—	—	743,690

(1)
The amounts reported in Column (l) of the table reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), see footnote (2) to the Summary Compensation Table above. With respect to equity incentive plan awards, this column reflects the grant date fair value of such awards based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards.

 DESCRIPTION OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section under the heading "Current Executive Compensation Program Elements—Annual Bonuses."

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the 2006 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2006 Plan, if there is a change in control of HCP, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with HCP and/or a change in control of HCP. The terms of this accelerated vesting are described in this section and in the section titled "Potential Payments Upon a Termination or Change in Control."

Options.    Each option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2006 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in 2012 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date. If a Named Executive Officer's employment is terminated as a result of the officer's death, disability or retirement, his option will immediately vest and become exercisable. Subject to the Named Executive Officer's employment agreement, if a Named Executive Officer's employment terminates for any other reason, the unvested portion of his option will immediately terminate. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2012 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will typically have three months to exercise the vested portion of the option following a voluntary termination of the officer's employment (other than upon retirement) or a termination by us for cause. This period is extended to eight months if the termination is by us without cause and to three years if the termination was a result of the Named Executive Officer's death, disability or retirement (with a possible extension of up to one year if the Named Executive Officer dies or becomes disabled during the three-year period following retirement).

As in prior years, the options granted to Named Executive Officers during 2012 do not include any dividend rights.

Performance-Based Restricted Stock Units.    Column (g) of the table above reports awards of performance-based restricted stock units ("performance units") granted to our Named Executive Officers in 2012. Each performance unit represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied.

The performance units become eligible to vest based on HCP's FFO Per Share for the applicable one-year performance period. For purposes of the awards granted in 2012, our FFO is determined by the Compensation Committee under rules prescribed by NAREIT, subject to adjustments as described in the "Compensation Discussion and Analysis" section in connection with the Bonus Program. The performance period is the calendar year for which the award is granted. If the FFO goal established by the Compensation Committee for the performance period is met, all of the performance units will be eligible to vest. If the FFO goal is not met, a portion of the performance units may become eligible to vest as determined on a sliding scale based on FFO performance relative to the goal. None of the performance units will vest if a threshold FFO goal established by the Compensation Committee for the performance period is not met. Any performance units that do not become eligible to vest based on FFO performance during the performance period will be cancelled and automatically terminate as of the end of the performance period. As noted in the "Compensation Discussion and Analysis" section, the committee determined that the FFO goal was met for 2012.

In general, if the Named Executive Officer's employment terminates during the performance period for any reason other than death, disability or retirement, the performance units will immediately terminate. If the Named Executive Officer's employment terminates due to death or disability during the performance period, the performance units will become fully vested regardless of HCP's FFO performance. If the Named Executive Officer's employment terminates due to retirement during the performance period, the number of performance units eligible to vest based on FFO performance will be determined at the end of the performance period and will become fully vested as of that time. If there is a change in control of HCP during the performance period, the number of performance units eligible to vest based on FFO performance will be determined at the end of the performance period and, unless the award is assumed by the successor entity, will become fully vested as of that time.

Performance units that become eligible to vest based on FFO performance during the performance period will generally vest at a rate of 25% per year during the four-year period after the grant date. Subject to the Named Executive Officer's employment agreement, if a Named Executive Officer's employment terminates for any reason other than death, disability or retirement after the performance period, any performance units that have not previously vested will terminate. If the Named Executive Officer's employment terminates due to retirement, death or disability after the performance period, any performance units that became eligible to vest based on FFO performance will become fully vested as of the termination date. If there is a change in control of HCP after the performance period and the award is not assumed by the successor entity, any performance units that became eligible to vest based on FFO performance will become fully vested as of the date of the change in control.

Vested performance units are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the Named Executive Officer may elect to have the units paid on a deferred basis. The Named Executive Officer does not have the right to vote or dispose of the performance units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid performance units then subject to the award. Such payments are made concurrently with the related dividends paid to our stockholders. However, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2012, including the vesting dates for the portions of these awards that had not vested as of that date.

Name (a)	Award Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
James F. Flaherty III	8/14/06	—	—	—	—	262,887(2)	11,871,977	—	—
	1/25/08	—	149,492(3)	31.95	1/25/18	—	—	—	—
	1/30/09	—	359,898(4)	23.34	1/30/19	21,957(5)	991,578	—	—
	1/29/10	136,944	205,416(6)	28.35	1/29/20	58,272(7)	2,631,564	—	—
	1/27/11	66,478	199,434(8)	36.96	1/27/21	85,904(9)	3,879,425	—	—
	5/30/11	—	—	—	—	75,564(10)	3,412,470	—	—
	1/30/12	—	211,456(11)	41.64	1/30/22	136,830(12)	6,179,243	—	—
Timothy M. Schoen	1/25/08	—	6,478(3)	31.95	1/25/18	—	—	—	—
	1/30/09	—	21,860(4)	23.34	1/30/19	2,437(5)	110,055	—	—
	1/29/10	—	15,666(6)	28.35	1/29/20	4,444(7)	200,691	—	—
	1/27/11	—	16,332(8)	36.96	1/27/21	7,036(9)	317,746	—	—
	5/30/11	—	—	—	—	10,074(10)	454,942	—	—
	1/30/12	—	23,660(11)	41.64	1/30/22	15,309(12)	691,354	—	—
Paul F. Gallagher	1/26/07	56,400	—	39.72	1/26/17	—	—	—	—
	1/25/08	—	26,814(3)	31.95	1/25/18	—	—	—	—
	1/30/09	—	114,702(4)	23.34	1/30/19	10,631(5)	480,096	—	—
	1/29/10	—	66,150(6)	28.35	1/29/20	18,766(7)	847,473	—	—
	1/27/11	20,938	62,814(8)	36.96	1/27/21	27,056(9)	1,221,848	—	—
	5/30/11	—	—	—	—	25,188(10)	1,137,490	—	—
	1/30/12	—	59,740(11)	41.64	1/30/22	38,658(12)	1,745,795	—	—
Thomas M. Klaritch	3/15/04	14,540	—	27.52	3/15/14	—	—	—	—
	2/3/06	29,310	—	27.11	2/3/16	—	—	—	—
	1/26/07	24,700	—	39.72	1/26/17	—	—	—	—
	1/25/08	38,340	9,585(3)	31.95	1/25/18	—	—	—	—
	1/30/09	43,086	28,724(4)	23.34	1/30/19	3,345(5)	151,060	—	—
	1/29/10	12,186	18,279(6)	28.35	1/29/20	5,186(7)	234,200	—	—
	1/27/11	5,444	16,332(8)	36.96	1/27/21	7,036(9)	317,746	—	—
	1/30/12	—	13,012(11)	41.64	1/30/22	8,421(12)	380,292	—	—
James W. Mercer	7/1/11	—	—	—	—	13,502	609,750	—	—
	1/30/12	—	20,704(11)	41.64	1/30/22	13,395(12)	604,918	—	—

(1)
The dollar amounts shown in Columns (h) and (j) are determined by multiplying the number of shares or units reported in Columns (g) and (i), respectively, by $45.16 (the closing price of our common stock on the last trading day of fiscal year 2012).

(2)
The unvested portion of this award was scheduled to vest in ten annual installments commencing on the first anniversary of Mr. Flaherty's attaining age 55 and ending on Mr. Flaherty's attaining age 65. Mr. Flaherty attained age 55 during 2012.

(3)
The unvested portions of these awards were scheduled to vest on January 25, 2013.

(4)
The unvested portions of these awards were scheduled to vest in two installments on January 30, 2013 and January 30, 2014.

(5)
The unvested portions of these awards were scheduled to vest on January 30, 2014.

(6)
The unvested portions of these awards were scheduled to vest in three installments on January 29, 2013, January 29, 2014 and January 29, 2015.

(7)
The unvested portions of these awards were scheduled to vest in two installments on January 29, 2014 and January 29, 2015.

(8)
The unvested portions of these awards were scheduled to vest in three installments on January 27, 2013, January 27, 2014 and January 27, 2015.

(9)
The unvested portions of these awards were scheduled to vest in two installments on January 27, 2014 and January 27, 2015.

(10)
The unvested portions of these awards were scheduled to vest in three installments on May 30, 2013, May 30, 2014 and May 30, 2015.

(11)
The unvested portions of these awards were scheduled to vest in four installments on January 30, 2013, January 30, 2014, January 30, 2015 and January 30, 2016.

(12)
The unvested portions of these awards were scheduled to vest in three installments on January 30, 2014, January 30, 2015 and January 30, 2016.

OPTION EXERCISES AND STOCK VESTED DURING 2012

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2012, and on the vesting of other stock awards during 2012 that were previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(1)(2) (e)
James F. Flaherty III	2,828,155	37,915,661	415,126	17,857,332
Timothy M. Schoen	44,864	466,338	28,681	1,244,067
Paul F. Gallagher	106,215	1,543,295	101,174	4,390,347
Thomas M. Klaritch	52,400	1,080,339	27,433	1,194,629
James W. Mercer	—	—	11,216	499,696

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of HCP common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of HCP common stock on the date of exercise and the exercise price of the options. Except as otherwise provided in footnote (2) below, the dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of HCP common stock on the vesting date.

(2)
For Mr. Flaherty, the amounts reported in Columns (d) and (e) above include restricted stock units that were awarded in 2006 that became vested upon Mr. Flaherty's attainment of age 55 during 2012 (44,439 units with a May 13, 2012 value of $1,841,552 and 10,094 units with a December 31, 2012 value of $455,843). In accordance with the terms of the award, these units generally will be distributed to Mr. Flaherty on his separation from service with HCP, subject to applicable tax laws. In accordance with applicable SEC rules, these units are also reported as 2012 registrant contributions in the Non-Qualified Deferred Compensation During 2012 table below because, while the units are considered to have vested, they were not yet payable on December 31, 2012.

NON-QUALIFIED DEFERRED COMPENSATION DURING 2012

The following table presents information regarding deferred compensation contributions to Mr. Flaherty's deferred compensation account balance, as well as earnings on those contributions, during 2012. No other Named Executive Officer deferred compensation during 2012 or had a deferred compensation balance at the end of 2012.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($)(1) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
James F. Flaherty III	—	2,297,395	165,304	—	2,462,699

(1)
The amount reported as registrant contributions in 2012 under Column (c) includes the portion of the restricted stock units granted to Mr. Flaherty on August 14, 2006 described in the "Compensation Discussion and Analysis" section that became vested in 2012 upon Mr. Flaherty's attainment of age 55 on May 13, 2012 (based on the closing price of HCP common stock on May 11, 2012), as well as the additional portion of the award that vested after that date as a result of the pro rata vesting provisions of the award (based on the closing price of HCP common stock on December 31, 2012). These units are payable in shares of HCP common stock but, pursuant to the terms of the award, payment does not occur until Mr. Flaherty's employment by HCP terminates. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested at the end of 2012, they had not yet become payable.

(2)
The amount reported as aggregate earnings in 2012 under Column (d) represents the increase in value of that portion of the restricted stock unit award that became vested in May 2012 upon Mr. Flaherty's attainment of age 55 (based on the closing price of HCP common stock on December 31, 2012).

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with HCP and/or a change in control of HCP. In addition to such benefits, and as described under the heading "Description of Plan-Based Awards—Equity Incentive Plan Awards," outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of HCP, or in connection with the award recipient's death, disability or retirement, under the terms of our 2000 Stock Incentive Plan 2006 Plan and the applicable award.

James F. Flaherty III

Mr. Flaherty's employment agreement, which was entered into in 2005 and is described under the heading "Employment Agreements—Salary and Bonus Amounts," provides for certain benefits to be paid to him in connection with a termination of his employment with HCP under the following circumstances:

Severance Benefits—Termination of Employment.    In the event Mr. Flaherty's employment is terminated during the employment term either by HCP pursuant to a "Termination Other Than For Cause" or by him pursuant to a "Termination For Good Reason" (as those terms are defined in his employment agreement), he will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) his base salary (at the greater of the highest annualized rate in effect in the year preceding the termination date or the year in which the termination date occurs), plus (b) the greater of his target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of his target bonus for the year of the termination; and (3) continued medical, dental and vision benefits for him and his family members and continued payment by HCP of the premiums for his term life insurance for two years after the termination. In addition, Mr. Flaherty's equity-based awards (other than performance-based awards) will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment, and any stock options granted on or after the date of the employment agreement that are so accelerated will remain exercisable until the later of three years after the date Mr. Flaherty's employment terminates or the date specified in the applicable plan or award agreement (but in no event later than the expiration date of the option). Any of Mr. Flaherty's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements.

Severance Benefits—Termination of Employment in Connection with a Change in Control.    In the event Mr. Flaherty's employment is terminated during the employment term pursuant to a "Termination Upon a Change in Control" (as defined in his employment agreement), he will be entitled to the severance benefits described above except that the severance multiplier to determine the amount of his lump sum cash payment will be three, and the period of continued medical, dental and vision benefits for him and his family members and continued payment of his term life insurance premiums will be three years. In addition, Mr. Flaherty will become fully vested in his accrued benefits under HCP's retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to his account under HCP's 401(k) plan had he remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Flaherty's benefits are subject to the excise tax imposed under Section 280G of the Internal Revenue Code ("Section 280G"), HCP will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a "gross-up payment").

Severance Benefits—Death or Disability.    In the event Mr. Flaherty's employment is terminated during the employment term due to his death or disability (as defined in his employment agreement), he will be entitled to a pro-rata portion of his target bonus for the year of the termination, the accelerated vesting of equity-based awards and post-termination exercise period for options described above and continued medical, dental and vision benefits for him and his family members for one year after termination.

Retention and Supplemental Retirement Grant.    In addition, the restricted stock units granted to Mr. Flaherty on August 14, 2006 described in the "Compensation Discussion and Analysis" section are subject to partial acceleration if his employment is terminated by HCP without cause, by him for good reason, due to his death or disability, or in certain other circumstances. The percentage of the restricted stock units that will vest varies depending on Mr. Flaherty's age at the time his employment terminates and whether the termination occurs within the two-year period following a change in control of HCP. In all events, Mr. Flaherty will vest in 100% of the restricted stock units only if he remains employed with HCP through age 65.

Restrictive Covenants.    Pursuant to Mr. Flaherty's employment agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. In addition, Mr. Flaherty has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP's employees or customers or materially interfere with any of HCP's business relationships.

Other Named Executive Officers

Employment Agreements with Timothy M. Schoen, Paul F. Gallagher and James W. Mercer.    The employment agreements with Messrs. Schoen and Gallagher, which were entered into in January 2012, and Mr. Mercer, which was entered into in October 2012 and superseded his prior employment agreement with HCP, provide for substantially equivalent terms and are described under the heading "Employment Agreements—Salary and Bonus Amounts." The agreements provide for certain benefits to be paid to the executives in connection with a termination of their employment with HCP during the employment term either by HCP pursuant to a termination other than for "Cause" or by the executive with "Good Reason" (as those terms are defined in the employment agreements). If the executive's employment with HCP is terminated under such circumstances, the executive will be entitled to severance benefits that include (1) a lump sum cash payment equal to the sum of (a) his base salary at the annualized rate in effect on his termination date, and (b) the greater of his annual incentive bonus for the last fiscal year of HCP for which the Compensation Committee has determined bonuses for HCP's executives generally prior to the termination date (the "last bonus year") or the average of his annual incentive bonuses for the last three fiscal years of HCP ending with the last bonus year, and (2) reimbursement for the executive's COBRA premiums for continued health coverage for up to 12 months following his termination date. In addition, any portion of the executive's then-outstanding equity awards granted by HCP that are scheduled to vest within two years following the termination date will immediately vest (or, in the case of awards subject to performance-based vesting requirements, the award will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, the executive will be credited with two additional years of service after the termination date for purposes of applying any time-based vesting requirements applicable to the award). The executive's right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of HCP and complying with certain non-solicitation and other restrictive covenants set forth in the executive's employment agreement.

In the event Messrs. Schoen, Gallagher and Mercer become entitled to severance benefits under the CIC Plan described below, the executive would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under his Employment Agreement.

Change in Control Severance Plan.    Each of the Named Executive Officers (other than Mr. Flaherty) currently serving as an executive officer with HCP participates in the CIC Plan, which was adopted in 2007. For each of the Named Executive Officers participating in the CIC Plan, the "severance multiplier" referred to in the following description of the CIC Plan benefits is two.

Under the CIC Plan, if a change in control of HCP occurs during the term of the CIC Plan and a participant's employment with HCP is terminated by HCP without cause or by the participant for good reason within the two year period following the change in control, the participant will generally be entitled to receive the following benefits: (1) a cash lump sum payment equal to the participant's "severance multiplier" times the sum of (i) the participant's base salary plus (ii) the greater of one-third of the participant's base salary or the participant's average annual bonus for the preceding three years (based only on complete fiscal years in which the participant was employed); (2) a lump sum cash payment equal to the expected cost of premiums for medical coverage pursuant to COBRA for the number of years represented by the "severance multiplier"; (3) if not then fully-vested, full vesting in the participant's benefits under HCP's non-qualified retirement plans plus a lump sum cash payment equal to the participant's then unvested benefits under HCP's 401(k) plan; and (4) a lump sum cash payment equal to the participant's prorated annual bonus amount for the year of termination (with the "annual bonus amount" being determined as described in clause (1)(ii) above). (For these purposes, the terms "cause," "good reason" and "change in control" are each defined in the CIC Plan.) In addition, the participant's equity-based awards (other than performance-based awards), to the extent then outstanding and not otherwise vested, will generally become fully vested, and the participant's outstanding stock options will generally remain exercisable for one year after the date of termination of the participant's employment (but in no event later than the expiration date of the option). The participant's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements. Participants in the CIC Plan will also generally be entitled to a full gross-up for any excise taxes imposed under Section 280G on the benefits payable to the participant in connection with the change in control (unless a reduction in the amount of the benefits by not more than $25,000 will avoid the imputation of those taxes). A participant's right to receive benefits under the CIC Plan is subject to the execution of a release of claims in favor of HCP upon the termination of the participant's employment.

Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the CIC Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which Messrs. Flaherty, Schoen, Gallagher and Mercer would have been entitled had their employment terminated under the circumstances described above pursuant to the terms of their respective employment agreements (other than in connection with a change in control of HCP) on December 31, 2012 and, with respect to Messrs. Schoen, Gallagher and Mercer, further assumes that the executive would not be entitled to receive the benefits provided under the CIC Plan in connection with such a termination of the executive's employment.

	Termination by HCP Without Cause or by Executive for Good Reason				Termination due to Executive's Death or Disability
Name	Cash Severance(1) ($)	Continuation of Health/Life Benefits ($)	Equity Acceleration(2) ($)	Total ($)	Continuation of Health Benefits ($)	Equity Acceleration(2) ($)	Total ($)
James F. Flaherty III	5,100,000	52,516	34,305,783	39,458,299	25,008	34,305,783	34,330,791
Timothy M. Schoen	950,000	25,008	1,772,065	2,747,073	—	2,817,899	2,817,899
Paul F. Gallagher	1,475,000	25,008	6,901,872	8,401,880	—	10,127,055	10,127,055
Thomas M. Klaritch	—	—	—	—	—	2,323,668	2,323,668
James W. Mercer	937,500	25,008	847,829	1,810,337	—	1,287,547	1,287,547

(1)
Mr. Flaherty would have been entitled to the full amount of his bonus for the 2012 fiscal year if he were employed by us through December 31, 2012, so the pro-rata bonus provisions described above would not apply.

(2)
These columns report the intrinsic value of the unvested portions of the executive's awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $45.16 (the closing price of our common stock on the last trading day of the 2012 fiscal year) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $45.16 by the number of shares or units subject to the accelerated portion of the award. As to the restricted stock units awarded to the executives during 2012 reported in the Grants of Plan-Based Awards table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2012 were satisfied.

Change in Control Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had a change in control of HCP occurred on December 31, 2012 (and, as applicable, the executive's employment with HCP had terminated under the circumstances described above on such date). For Mr. Flaherty, such benefits are pursuant to the terms of his employment agreement, and for the other Named Executive Officers, such benefits are pursuant to the terms of each executive's participation in the CIC Plan.

Name	Cash Severance(1) ($)	Continuation of Health/Life Benefits(2) ($)	Equity Acceleration(3) ($)	Section 280G Gross-Up(4) ($)	Total ($)
James F. Flaherty III	7,680,000	78,774	35,452,558	—	43,211,332
Timothy M. Schoen	1,654,093	50,016	2,817,899	—	4,522,008
Paul F. Gallagher	2,516,667	50,016	10,127,055	—	12,693,738
Thomas M. Klaritch	1,366,667	50,016	2,323,668	—	3,740,351
James W. Mercer	1,333,333	50,016	1,287,547	631,966	3,302,862

(1)
In each case, the Named Executive Officer would have been entitled to the full amount of the executive's bonus for the 2012 fiscal year if he were employed by us through December 31, 2012, so the pro-rata bonus provisions described above would not apply. For Mr. Flaherty, the cash severance amount also includes $30,000, which represents the approximate present value on December 31, 2012 of the matching contributions HCP would have made to his account under HCP's 401(k) plan had he remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan.

(2)
For Mr. Flaherty, this amount represents the cost of providing continuing medical, dental and vision benefits for him and his family members, as well as term life insurance for him, for a period of three years. For the other Named Executive Officers, these amounts represent the aggregate cost of the premiums that would be charged to each individual to continue health coverage for two years pursuant to COBRA for such individual and his eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual's termination date).

(3)
See footnote (2) to the preceding table under "Severance Benefits" for the manner of calculating equity acceleration value. As to the restricted stock units awarded to the Named Executive Officers during 2012 reported in the Grants of Plan-Based Awards During 2012 table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2012 were satisfied.

(4)
For purposes of estimating the Section 280G excise tax and corresponding gross-up amounts, we have assumed that the Named Executive Officer's outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher for Section 280G purposes if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of HCP's equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,347,182(1)	$31.16(2)	6,766,954(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Totals	4,347,182	$31.16	6,766,954

(1)
Of these shares, 3,127,243 shares were subject to outstanding stock options and 1,219,939 shares were subject to outstanding restricted stock units. This number does not include 144,508 shares that were subject to then-outstanding, but unvested, restricted stock awards because those securities have been subtracted from the number of securities remaining available for future issuance under Column (c).

(2)
This weighted average exercise price does not reflect the 1,219,939 shares that will be issued upon the payment of outstanding restricted stock units.

(3)
Of the aggregate number of shares that remained available for future issuance, all were available under the 2006 Plan. Subject to certain express limits of the 2006 Plan, shares available for award purposes under the 2006 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock including, without limitation, stock bonuses, restricted stock, restricted stock units and performance shares. No new awards may be granted under the 2000 Stock Incentive Plan.

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

Voting at the Annual Meeting

General Information.    Stockholders of record of our common stock as of the close of business on March 1, 2013, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 454,185,296 shares of our common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting. In order to have a quorum at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting must be present in person or by proxy.

Voting via the Internet, Telephone or Mail.    You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet, by telephone (if available) or by mail by following the instructions on the proxy card or voting instruction form.

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 11:59 p.m. Eastern Time on April 24, 2013 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign, and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by HCP before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Voting in Person.    All stockholders of record may vote in person at the Annual Meeting by written ballot. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a "legal proxy" from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend.

How Your Shares Will Be Voted.    On Proposal No. 1 (the election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. On Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2013) and Proposal No. 3 (the advisory vote to approve executive compensation), you may vote FOR, AGAINST or ABSTAIN. Although our Board does not know of any business to be considered at the Annual Meeting other than the three proposals described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Your shares will be voted as you specify in your proxy or voting instructions. If you are a stockholder of record and properly submit a proxy but do not specify your voting choice on one or more of the items listed in the notice of meeting, your shares will be voted as recommended by the Board on those items.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker will not be authorized to vote your shares on any of the matters at the Annual Meeting, other than Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2013). If your broker exercises its discretion to vote on Proposal No. 2 at the Annual Meeting, your shares will constitute "broker non-votes" on each of the other items at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes.    Abstentions with respect to the election of any director or any other proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal. Broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting, but will not be counted as a vote cast with respect to Proposal No. 1 (the election of directors) or Proposal No. 3 (the advisory vote to approve executive compensation) and therefore will not be counted in determining the outcome of these items.

Revoking or Changing Your Vote.    If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to our Corporate Secretary, by submitting a later-dated proxy via Internet, by telephone or by mail or by voting in person in the Annual Meeting. If your shares are held in street name through a bank, broker or other nominee, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the specified deadline or by attending the Annual Meeting and voting in person if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of any proxy or voting instructions.

Inspector of Elections

Votes cast by proxy or in person at the Annual Meeting will be counted by a representative of Broadridge Financial Solutions, Inc., HCP's appointed inspector of elections for the Annual Meeting. In connection with the duties as inspector of elections, Broadridge's representative will also determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the voting results.

Proxy Solicitation

We will bear all costs of the solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. We will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000 plus reasonable out-of-pocket expenses.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

OTHER MATTERS

2014 Stockholder Proposals.    We expect to hold our 2014 annual meeting of stockholders on or about May 1, 2014. Any stockholder that desires to have a proposal considered for presentation at the 2014 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with our 2014 annual meeting, must submit the proposal in writing to our Corporate Secretary so that it is received no later than November 15, 2013. The proposal must also comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2014 annual meeting but not have it included in our proxy statement for the 2014 annual meeting, HCP must receive notice of the proposal or director nomination no earlier than January 25, 2014 and no later than February 24, 2014. If we change the date of our 2014 annual meeting to a date that is before March 26, 2014 or after June 24, 2014, however, notice of any proposal or director nomination must instead be delivered not earlier than the ninetieth (90th) day and not later than the close of business on the later of the sixtieth (60th) day prior to our 2014 annual meeting, or the tenth (10th) day following the day on which we publicly announce the date of our 2014 annual meeting. If the notice is not received between these dates and does not satisfy the additional notice requirements set forth in Article II, Section 7(a) of our Bylaws, the notice will be considered untimely and will not be acted upon at our 2014 annual meeting.

Proposals and notices should be directed to the attention of the Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806.

Delivery of Proxy Materials.    We may satisfy SEC rules regarding delivery of Proxy Statements and Annual Reports by delivering only one set of proxy materials to multiple stockholders that share the same address, unless we have received contrary instructions. This "householding" process can result in meaningful cost savings for us and is consistent with our commitment to sustainability by reducing the environmental impact of printing and mailing printed copies. Upon oral or written request, we will deliver promptly a separate copy of proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If your shares are registered in your own name, you may request a separate copy of the proxy materials for this Annual Meeting or for future meetings of HCP stockholders by notifying Broadridge toll-free at 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717. If you are a street name holder, please contact the broker, bank or other nominee that holds your shares to request a separate copy of proxy materials.

In the future, stockholders of record can avoid receiving duplicate mailings by following the instructions on the Internet at www.proxyvote.com. If you hold your shares in street name and you would like to receive only one copy of the proxy materials in the future, you should contact your bank, broker or other nominee.

Financial Statements.    Our Annual Report on Form 10-K for the year ended December 31, 2012, containing audited financial statements, accompanies this Proxy Statement. Upon the written request of any person solicited hereby, HCP will provide a copy to such person, without charge, of HCP's Annual Report on Form 10-K for the year ended December 31, 2012. Such requests should be directed to our Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806.

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ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,
James W. Mercer Executive Vice President, General Counsel and Corporate Secretary

Long Beach, California
March 15, 2013

HCP, INC. 3760 KILROY AIRPORT WAY SUITE 300 LONG BEACH, CA 90806

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M53749-P34089	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HCP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain

	1a.	James F. Flaherty III	☐	☐	☐
								For	Against	Abstain
	1b.	Christine N. Garvey	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as HCP’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

	1c.	David B. Henry	☐	☐	☐

	1d.	Lauralee E. Martin	☐	☐	☐

	1e.	Michael D. McKee	☐	☐	☐	3.	Advisory vote to approve executive compensation.	☐	☐	☐

	1f.	Peter L. Rhein	☐	☐	☐
NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
	1g.	Kenneth B. Roath	☐	☐	☐

	1h.	Joseph P. Sullivan	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

HCP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 25, 2013

9:30 a.m., Pacific time

Long Beach Marriott

4700 Airport Plaza Drive

Long Beach, California 90815

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the 2012 Annual Report are available at http://materials.proxyvote.com/HCP.

You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on this proxy card.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
M53750-P34089

This proxy is solicited by the Board of Directors
for use at the Annual Meeting on April 25, 2013.

By signing this proxy, the undersigned stockholder hereby appoints James F. Flaherty III and Peter L. Rhein, and each of them, with full power of substitution, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of common stock of HCP, Inc., which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders to be held on Thursday, April 25, 2013 at 9:30 a.m., Pacific time, or any adjournments or postponements thereof.

The shares held in your account will be voted as you specify on the reverse side.

This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned. If no choice is specified, the proxy (if signed) will be voted “FOR” each of the eight director nominees named in Proxy Item No. 1, “FOR” Proxy Item No. 2 and “FOR” Proxy Item No. 3. The shares entitled to be voted by the undersigned will be cast in the discretion of the proxies named above on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side